EXIBIT (4) (b)

EXECUTION COPY

$165,000,000

CREDIT AGREEMENT

Dated as of November 20, 2000

among

BROWN SHOE COMPANY, INC.,

as Borrower,

certain of its Subsidiaries,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,
as Lenders

BANK OF AMERICA, N.A.,
as Syndication Agent,

LASALLE BANK NATIONAL ASSOCIATION,
as Documentation Agent,

and

BANK ONE, NA
(Main Office Chicago),
as Administrative Agent

BANC ONE CAPITAL MARKETS, INC.,
as Lead Arranger and Sole Book Runner

SIDLEY & AUSTIN
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

TABLE OF CONTENTS

        2.2.3.  Method of Selecting Types and Interest Periods for New Revolving Loans.25

i

v

List of Schedules and Exhibits

Schedule 2.2.1	Schedule of Lenders and Commitments
Schedule 2.4.2-1	Existing Letters of Credit
Schedule 2.4.2-2	Form of Notice of Request for Standby Letter of Credit
Schedule 5.8	Subsidiaries
Schedule 5.09.1	Multiple Employer Plan Withdrawal Liabilities
Schedule 5.14	Existing Liens on Properties
Schedule 5.15	Intellectual Property
Schedule 6.11	Existing Indebtedness
Schedule 6.14	Investments
Schedule 10.15	Sharing Agreement

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swing Line Note
Exhibit B	Form of Compliance Certificate and Borrowing Base Certificate
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Loan/Credit Related Money Transfer Instruction
Exhibit E	Form of Legal Opinion of Counsel to Brown Shoe Company, Inc. and the Guarantors
Exhibit F	Form of Confidentiality Letter
Exhibit G	Form of Joinder Agreement
Exhibit H	Form of Commitment and Acceptance
Exhibit I	Form of Designation Agreement

* Schedules and exhibits are omitted herefrom but will be made available upon request.

CREDIT AGREEMENT

                    This Credit Agreement, dated as of November 20, 2000, is among Brown Shoe Company, Inc. and certain of its subsidiaries identified herein or as may hereafter become a party, the Lenders, Bank of America, N.A., as Syndication Agent, LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent and Bank One, NA, with its main office in Chicago, Illinois, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. As used in this Agreement:

                    "Accounting Changes" shall have the meaning given such term in Section 9.9.

                    "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern, business or all or substantially all of the assets of any firm, corporation or division thereof, or limited liability company, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

                    "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement.

                    "Administrative Agent" means Bank One, NA, a national banking association with its main office in Chicago, Illinois, in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

                    "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

                    "Agency Services Address" means Bank One, NA, 1 Bank One Plaza, Suite IL1-0086, Chicago, Illinois 60670- 0086, Attn: John Wcisel, Agency Services, or such other address as may be identified by written notice from the Administrative Agent to the Borrower.

                    "Aggregate Commitment" means the aggregate amount of Revolving Commitments in effect from time to time, being initially ONE HUNDRED SIXTY-FIVEMILLION DOLLARS ($165,000,000).

                    "Agreement" means this Agreement, as it may be amended, modified, supplemented and/or restated and in effect from time to time.

                    "Alternate Base Rate" means, on any date and with respect to all Floating Rate Loans, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the higher of (i) the Federal Funds Effective Rate for such day plus 1/2% per annum and (ii) the Prime Rate for such day. Changes in the rate of interest based on the Alternate Base Rate will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate, provided, however, that the Administrative Agent's failure to give any such notice will not affect the Borrower's obligation to pay interest based on the Alternate Base Rate to the Lenders at the then effective Alternate Base Rate.

                    "Anniversary Date" shall have the meaning given such term in Section 2.7.

                    "Applicable Percentage" means for any day, the rate per annum set forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Floating Rate Loans and other Obligations not covered by clause (ii) through (iv) shall be the percentage set forth under the column "Alternate Base Rate Margin", (ii) Eurodollar Loans shall be the percentage set forth under the column "Eurodollar Margin and Standby Letter of Credit Fee", (iii) the Standby Letter of Credit Fee shall be the percentage set forth under the column "Eurodollar Margin and Standby Letter of Credit Fee" and (iv) the Facility Fee shall be the percentage set forth under the column "Facility Fee":

Pricing Level	Consolidated Leverage Ratio	Alternate Base Rate Margin	Eurodollar Margin and Standby Letter of Credit Fee	Facility Fee
I	less than or equal to 1.25 to 1.00	0%	1.25%	0.25%
II	greater than 1.25 to 1.00 and less than or equal to 1.75 to 1.00	0.25%	1.50%	0.25%
III	greater than 1.75 to 1.00 and less than or equal to 2.25 to 1.00	0.375%	1.625%	0.375%
IV	greater than 2.25 to 1.00 and less than or equal to 2.75 to 1.00	0.50%	2.00%	0.375%
V	greater than 2.75 to 1.00	0.625%	2.25%	0.50%

The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Business Days after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 6.1(i) and (ii) and Section 6.2(ii), as appropriate; provided that, in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Agency Services Address by the date required by Sections 6.1(i) and (ii) and Section 6.2(ii), as appropriate, the Applicable Percentages shall be based on Pricing Level V until five (5) Business Days after an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable Pricing Level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

Each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

                    "Article" means an article of this Agreement unless another document is specifically referenced.

                    "Bank One" means Bank One, NA, having its principal office in Chicago, Illinois, and its successors.

                    "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                    "Borrower" means Brown Shoe Company, Inc., a New York corporation, and its permitted successors and assigns.

                    "Borrowing Base" means, at any time, an amount equal to the sum of (a) eighty percent (80%) of Eligible Receivables plus (b) fifty percent (50%) of Eligible Inventory plus forty percent (40%) of the net book value of the Borrower and its Subsidiaries' fixed assets.

                    "Borrowing Base Certificate" means that portion of the certificate attached as Exhibit B hereto which relates to the calculation of the Borrowing Base.

                    "Borrowing Date" means a date on which an Extension of Credit is made hereunder.

                    "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois, and New York City, New York and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and New York City, New York.

                    "Buying Lender" shall have the meaning given such term in Section 2.6.11.

                    "Capital Expenditures" means all expenditures which in accordance with GAAP would be classified as capital expenditures.

                    "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

                    "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

                    "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                    "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by

Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.; provided that the maturities of such Cash Equivalents described in the foregoing clauses (i) through (iv) shall not exceed 365 days; (v) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory, political subdivision, taxing authority or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least BBB by Standard & Poor's Ratings Group or at least Baa by Moody's Investors Service, Inc.; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia (which commercial bank shall have a short-term debt rating of A-1 (or better) by Standard & Poor's Ratings Group or P-1 by Moody's Investors Services, Inc.), or by any foreign bank (which foreign bank shall have a rating of B or better from Thomson BankWatch Global Issuer Rating or, if not rated by Thomson BankWatch Global Issuer Rating, which foreign bank shall be an institution acceptable to the Administrative Agent), or its branches or agencies; or (viii) shares of money market mutual or similar funds at least 95% of the assets of which are invested in the types of investments satisfying the requirements of clauses (i) through (vii) of this definition.

                  "Change" shall have the meaning given such term in Section 3.2.

                    "Change in Control" means, an event or series of events by which:

                    (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of twenty percent (20%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower; or

                    (ii) the majority of the board of directors of the Borrower fails to consist of Continuing Directors;

                    (iii) except in connection with a merger of a newly-formed shell corporation, the sole purpose and effect of which merger is to reincorporate the Borrower in a jurisdiction other than New York as permitted under the terms of this Agreement, the Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or

                    (iv) except as otherwise expressly permitted under the terms of this Agreement, the Borrower shall cease to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of each of the Guarantors or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Guarantors.

                    "Closing Date" means the date of this Agreement.

                    "Code" means, the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

                    "Commercial Letter of Credit Fee" shall have the meaning given such term in Section 2.5.3(ii).

                    "Commitment" means the Revolving Commitment and the LOC Commitment.

                    "Commitment Increase Notice" shall have the meaning given such term in Section 2.6.11.

                    "Commitment Percentage" means the Revolving Commitment Percentage.

                    "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

                    "Condemnation" shall have the meaning given such term in Section 7.8.

                    "Consolidated Adjusted EBITDAR" means for any period for the Borrower and its Subsidiaries, the sum of Consolidated EBITDA plus rent expense, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

                    "Consolidated EBITDA" means for any period for the Borrower and its Subsidiaries, the sum, without duplication, of (i) Consolidated Net Income; plus (ii) Consolidated Interest Expense to the extent deducted in computing Consolidated Net Income; plus (iii) all provisions for any Federal, state or other domestic and foreign income taxes, to the extent deducted in computing Consolidated Net Income; plus (iv) depreciation expense, to the extent deducted in computing Consolidated Net Income; plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, to the extent deducted in computing Consolidated Net Income, determined in each case on a consolidated basis and in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

                    "Consolidated Fixed Charges" means for any period for the Borrower and its Subsidiaries, the sum of (a) Consolidated Interest Expense; plus (b) rent expense, determined in each case on a consolidated basis and in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

                    "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated Adjusted EBITDAR to Consolidated Fixed Charges.

                    "Consolidated Intangible Assets" means, for the Borrower and its Subsidiaries on a consolidated basis, the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months of acquisition) subsequent to the Closing Date in the book value of any asset owned by the Borrower or a Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges (other than prepaid expenses and net pension assets recognized on the Borrower's consolidated balance sheet), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other items treated as intangibles under GAAP.

                    "Consolidated Interest Expense" means for any period for the Borrower and its Subsidiaries, all interest expense, including the amortization of debt discount and premium, the interest component under Capitalized Leases, the discount or implied interest component of Off-Balance Sheet Liabilities, in each case on a consolidated basis determined in accordance with GAAP applied on a consolidated basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

                    "Consolidated Leverage Ratio" means, as of any day, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries (other than Hedging Obligations) to (b) Consolidated EBITDA.

                    "Consolidated Net Income" means for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding: (i) any extraordinary non-cash gains or losses, (ii) any non-recurring non-cash gains or losses, (iii) the lesser of (a) an aggregate amount of $5,000,000 for all periods and (b) the aggregate amount of all cash charges taken during such period by the Borrower in connection with the SG&A expense reduction initiative which the Borrower has described to the Lenders and (iv) any taxes on such excluded gains and losses and any tax deductions or credits on account of any such excluded gains and losses.

                    "Consolidated Senior Funded Debt" means, without duplication, (i) all Indebtedness for borrowed money, (ii) the principal portion of all obligations of such Person under Capitalized Leases, (iii) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (iv) all Off-Balance Sheet Liabilities and (v) all Guaranty Obligations with respect to Indebtedness of another Person of the type described in clauses (i) through (iv), in each case calculated for the Borrower and its Subsidiaries on a consolidated basis. The Consolidated Senior Funded Debt of the Borrower and its Subsidiaries shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer of the types described in clauses (i) through (v) above, but only to the extent to which there is recourse to the Borrower or any of its Subsidiaries for the payment of such Indebtedness.

                    "Consolidated Tangible Net Worth" means total stockholders' equity minusConsolidated Intangible Assets, in each case for the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

                    "Continuing Director" means, with respect to any person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that an individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

                  "Contractual Obligation" means, as to any Person, any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

                    "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

                    "Conversion/Continuation Notice" shall have the meaning given such term in Section 2.2.4.

                    "Credit Party" means each of the Borrower and the Guarantors.

                    "Default" means an event described in Article VII.

                    "Defaulting Lender" means, at any time, any Lender that at such time, (i) has failed to make an Extension of Credit required pursuant to the terms of this Agreement, (ii) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or any other of the Loan Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

                    "Designated Lender" means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.3.

                    "Designating Lender" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.3.

                    "Designation Agreement" shall have the meaning given such term in Section 12.3.

                    "Disposition" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the equity interests of any Subsidiary of such Person) to any Person other than the Borrower or any of its wholly-owned Subsidiaries where the sale, lease, conveyance, disposition or other transfer involves:

        (a)    the disposition (either in an single transaction or a series of related transactions) of any going concern, business or all or substantially all of the assets of any firm, corporation, limited liability company or division thereof, whether through sale of assets, merger or otherwise or the disposition (in one transaction or as the most recent transaction in a series of transactions) of the securities of a corporation or interests of a partnership owned by such Person where after such transaction such Person no longer owns a majority of the securities of such corporation which have ordinary voting power for the election of directors or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership; or
        (b)    the disposition of assets within twelve (12) months of the consummation of an Acquisition where, on or before the consummation of such Acquisition, the Borrower identified such assets to the Administrative Agent in writing as assets that would be disposed of in connection with the integration of the business acquired in connection with such Acquisition.
                  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Termination Date.

                    "Dollars", "dollars", "U.S. Dollars" and "$" means dollars in lawful currency of the United States of America

                    "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

                    "Effective Commitment Amount" shall have the meaning given such term in Section 2.6.11 .

                    "Eligible Designee" means a special purpose corporation, partnership, limited partnership or limited liability company that is administered by a Lender or an Affiliate of a Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. or the equivalent thereof by Moody's Investors Service, Inc.

                    "Eligible Inventory" means, as of the date of determination, the gross dollar value (valued at the lower of cost (on a FIFO basis) or fair market value) of all inventory of the Borrower and its Subsidiaries less required reserves determined in accordance with GAAP applied on a consistent basis, but excluding in any event (i) inventory subject to a Lien other than Liens permitted in accordance with Section 6.15(i), (ii), and (vi) (less and except an amount equal to letter of credit obligations outside of this Credit Agreement secured by inventory) and (vii); (ii) inventory which fails to meet standards for sale or use imposed by Governmental Authorities; and (iii) inventory which is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value).

                    "Eligible Receivables" means, at any time, the aggregate book value of all Receivables, owned by or owing to the Borrower and its Subsidiaries, but excluding in any event (i) Receivables subject to a Lien to any Person other than the Lenders to secure Obligations hereunder, (ii) Receivables which are outstanding more than 90 days from the due date of the original invoice, (iii) Receivables evidenced by notes, chattel paper or other instruments, (iv) all Receivables of each account debtor with respect to which (A) such account debtor is not solvent or is the subject of any bankruptcy or insolvency proceedings of any kind or (B) such account debtor is the United States or any department, agency or instrumentality of the United States, unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute as may be required by Required Lenders with respect thereto, (v) Receivables which are presently subject to counterclaim, dispute or other defense to payment and (vi) Receivables arising out of transactions with Affiliates.

                    "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                    "Equity Transaction" means, with respect to the Borrower or any of its Subsidiaries, any issuance of shares of its Capital Stock; providedthat any Equity Transaction shall not include any such issuance to the Borrower or its Subsidiaries.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any rule or regulation issued thereunder.

                    "ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

                    "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate

from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

                    "Eurodollar Loan" means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

                    "Eurodollar Base Rate" means, with respect to each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals) for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One offers to place deposits in dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

                    "Eurodollar Rate" means, with respect to each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals) for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Eurodollar Reserve Percentage (expressed as a decimal) applicable to such Interest Period, plus (ii) the then Applicable Percentage, changing as and when the Applicable Percentage changes.

                    "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                    "Excess Funding Guarantor" shall have the meaning given such term in Section 15.5.

                    "Excess Payment" shall have the meaning given such term in Section 15.5.

                    "Exemption Certificate" shall have the meaning given such term in Section 2.6.13(vi).

                    "Extension of Credit" means, as to any Lender, the making of, or participation in, a Loan or Swing Line Loan by such Lender or the issuance or extension of, or participation in, a Letter of Credit.

                    "Facility Fee" shall have the meaning given such term in Section 2.5.2.

                    "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

                    "Financing" means, with respect to any Person, the issuance or sale by such Person of any Disqualified Stock, Capital Stock or other equity interests of such Person or any Indebtedness consisting of debt securities of such Person in association with a public or private placement or offering.

                    "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage, changing as and when the Alternate Base Rate changes and the Applicable Percentage changes.

                    "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

                    "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

                    "Foreign Pension Plan" means any Foreign Employee Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

                    "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4(i) hereof; provided, however, except as provided in Section 9.9, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, "GAAP" means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4(i) .

                    "Government Acts" shall have the meaning given such term in Section 2.4.9(i).

                    "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                    "Guaranteed Obligations" means, as to each Guarantor, without duplication, (i) all obligations of the Borrower to the Lenders, the Swing Line Lender, the Issuing Lenders and the Administrative Agent, whenever arising, under this Agreement, the Notes or the Loan Documents relating to the Obligations hereunder, and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender or any Affiliate of a Lender, arising under any Hedging Agreement.

                    "Guarantor" means each of those other Persons identified as a "Guarantor" on the signature pages hereto, and each Additional Credit Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns.

                    "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                    "Hedging Agreements" shall have the meaning given such term in the definition of Rate Hedging Obligations below.

                    "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds (which for surety bonds shall be calculated net of reserves accrued on such Person's balance sheet for liabilities covered by such surety bonds), debentures, notes, acceptances, standby letters of credit, standby letter of credit reimbursement arrangements, drafts accepted or other deferred payment obligations created with respect to commercial letters of credit or similar instruments or arrangements, or upon which interest payments are customarily made, (iii) all obligations of such

Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), including, without limitation, to the extent that they become so certain as to be required to appear as a liability on the balance sheet, all earnouts or other similar forms of contingent purchase price payments, (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business payable on terms customary in the trade) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others (whether or not assumed) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, providedthat for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capitalized Leases, (ix) the net liabilities in respect of all Rate Hedging Obligations having a term in excess of one year from the date of the creation thereof, to the extent that the aggregate amount of such net liabilities exceeds $5,000,000, (x) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all Disqualified Stock, and (xii) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

                    "Indemnified Person" shall have the meaning given such term in Section 9.7.

                    "Insolvency Event" shall have the meaning given such term in Section 9.17.

                    "Intellectual Property" shall have the meaning given such term in Section 5.15.

                    "Intercompany Indebtedness" shall have the meaning given such term in Section 9.17.

                    "Interest Period" means, with respect to a Eurodollar Revolving Loan, a period of one, two, three or six months, and if available from all of the Lenders, 7-days, 14-days, 21-days, nine months or twelve months, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement. In the case of Interest Periods of one, two, three, six, nine or twelve months duration, such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date of commencement one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a

Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

                    "Internet Ventures" means any Person in which the Borrower or any of its Subsidiaries makes an investment or acts as a joint venturer, the business of which Person is primarily the retail sale over the internet or other electronic or telecommunications media of products in the same or similar lines of business as that of the Borrower and its Subsidiaries.

                    "Investment" of a Person means (i) any purchase or other acquisition by that Person of any Indebtedness, Capital Stock or other securities or equity interests, or of a beneficial interest in any Indebtedness, Capital Stock or other securities or equity interests, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person; (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand or commission, travel and similar advances to officers and employees made in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business; and (iv) any non-arms length transaction by such Person with another Person or any other transfer of assets by such Person in another Person, with the amount of such Investment being an amount equal to the net benefit derived by such other Person resulting from any such transactions.

                    "Issuing Lender" means Bank One, each Lender or Affiliate of any Lender which issued any of the Letters of Credit set forth on Schedule 2.4.2-1 and any other Lender as the Borrower may request (and the Administrative Agent and such Lender may agree), and their respective successors and assigns.

                    "Issuing Lender's Fees" shall have the meaning given such term in Section 2.5.3(iii).

                    "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit G hereto, executed and delivered by a Guarantor after the Closing Date in accordance with the provisions of Section 6.24.

                    "Knowledge" means as applied to any Person generally, the actual knowledge, after due inquiry, of any fact or circumstance or any fact or circumstance which such Person should have known, with respect to any of the (A) chairman of the board of directors, chief executive officer, chief financial officer, chief operating officer, executive vice president for operations, treasurer and/or controller of such Person (or persons performing the functions typically performed by persons with such titles) and (B) the senior corporate executive officers and chairman of the board of each Subsidiary of such Person; provided, however, with respect to Requirements of Law and other matters regulated by any Governmental Authority the list of Persons in clauses (A) and (B) shall include the persons primarily responsible for monitoring and ensuring compliance with such Requirements of Law and other regulatory matters or Persons succeeding to their respective duties as employees of such Person.

                    "Lender Increase Notice" shall have the meaning given such term in Section 2.6.11 .

                    "Lenders" means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns.

                    "Lending Installation" means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent.

                    "Letter of Credit" means any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.4 (including existing Letters of Credit set forth on Schedule 2.4.2-1), including drafts (whether at sight or time), drawing certificates, deferred payment obligations and acceptances issued or created thereunder or in connection therewith.

                    "Letter of Credit Fee" shall have the meaning given such term in Section 2.5.3.

                    "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

                    "Loan" means, with respect to a Lender, such Lender's portion, if any, of any Extension of Credit.

                    "Loan Documents" means this Agreement, the Notes, the LOC Documents and the Sharing Agreement, and each Joinder Agreement.

                    "LOC Commitment" means the commitment of the Issuing Lender to issue, and to honor payment obligations under, Letters of Credit hereunder and with respect to each other Lender, the commitment of such other Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount as specified in Schedule 2.2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

                    "LOC Committed Amount" means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.4(a) and, individually, the amount of each Lender's LOC Commitment as specified in Schedule 2.2.1.

                    "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

                    "LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

                    "Losses" is defined in Section 9.7.

                    "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Credit Parties, as a group, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

                    "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                    "Moody's" means Moody's Investors Service, Inc.

                    "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

                    "Multiple Employer Plan" means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

                    "Net Proceeds" means gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received in connection with an Equity Transaction net of (i) reasonable transaction costs, including underwriting discounts and commissions, and (ii) estimated taxes payable in connection therewith.

                    "Non-Obligor Subsidiaries" shall have the meaning given such term in Section 6.21.

                    "Non-U.S. Lender" shall have the meaning given such term in Section 2.6.13(vi).

                    "Noteholders" shall have the meaning given such term in Section 10.15.

                    "Notice of Assignment" shall have the meaning given such term in Section 12.3.2.

                    "Notes" means the Revolving Notes and the Swing Line Note; and "Note" means any one of the Notes.

                    "Obligations" means, collectively, the Revolving Loans, Swing Line Loans and the LOC Obligations.

                    "Off-Balance Sheet Liabilities" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called "synthetic lease", "tax retention operating lease" or "tax ownership operating lease" transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries. Off-Balance Sheet Liabilities for any Person shall not include obligations of such Person arising with respect to an operating lease of any property or asset (other than a Capitalized Lease) by such Person as lessee which does not include any attributable interest component for tax purposes.

                    "Other Taxes" shall have the meaning given such term in Section 2.6.13(ii).

                    "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                    "Participants" shall have the meaning given such term in Section 12.2.1.

                    "Payment Date" means the last day of each March, June, September, and December.

                    "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

                    "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

                    "Prime Rate" means the prime rate of interest announced by Bank One, NA or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

                    "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent and the Lenders have received the officer's certificate in accordance with the provisions of Section 6.2(ii). As used herein, "transaction" means (i) the incurrence of

Indebtedness in accordance with the provisions of Section 6.11(vi), (ii) any corporate merger or consolidation as referred to in Section 6.12, (iii) any Acquisition referred to in Section 6.14 and (iv) any Disposition consummated in accordance with pursuant to Section 6.13(ii).

                    "Pro Rata Share" shall have the meaning given such term in Section 15.5.

                    "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

                    "Proposed New Lender" shall have the meaning given such term in Section 2.6.11.

                    "Purchasers" shall have the meaning given such term in Section 12.3.1.

                    "Rate Determination Date" shall have the meaning given such term in the definition of Applicable Percentage above.

                    "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("Hedging Agreements"), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

                    "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the sale by the Borrower or any of its Subsidiaries of merchandise or services, and monies due thereunder, security in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

                    "Register" shall have the meaning given such term in Section 12.3.3.

                    "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                    "Regulations U and X" means Regulations U and X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                    "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

                        "Required Lenders" means, at any time, Lenders having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal amount of the Obligations outstanding (taking into account in each case participation interests or obligation to participate therein); providedthat the Commitments of, and outstanding principal amount of Obligations (taking into account participation interests therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

                    "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

                    "Responsible Officer" means the Chief Financial Officer, the Controller, any Vice President or the Treasurer.

                    "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock or other equity interests now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class (other than dividends of Disqualified Stock) and (B) dividends and other distributions payable to a Credit Party, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock or other equity interests now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding.

                    "Revolving Borrowing Notice" shall have the meaning assigned to such term in Section 2.2.3.

                    "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to participate in Swing Line Loans in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Aggregate Commitment as specified in Schedule 2.2.1, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any assignment under Section 12.3.

                    "Revolving Commitment Percentage" means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Commitment at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.2.1.

                    "Revolving Loans" shall have the meaning assigned to such term in Section 2.2.1.

                    "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans in substantially the form attached as Exhibit A-1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                    "Risk-Based Capital Guidelines" shall have the meaning given such term in Section 3.2.

                    "S&P" means Standard & Poor's Ratings Group.

                    "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

                    "Seller" shall have the meaning given such term in Section 12.3.1.

                    "Selling Lender" shall have the meaning given such term in Section 2.6.11.

                    "Senior Obligations" shall have the meaning given such term in Section 9.17.

                    "Settlement Date" shall have the meaning given such term in Section 2.6.11.

                    "Sharing Agreement" means such term as defined in Section 10.15.

                    "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

                    "Standby Letter of Credit Fee" shall have the meaning given such term in Section 2.5.3(i).

                    "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, or (iii) any other entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

                    "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) in any fiscal year represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as of the date of the most recent annual financial statements delivered in accordance with Section 6.1(i), or (ii) is responsible for more than (a) 10%, of the consolidated net sales or (b) 10% of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case as reflected in the financial statements referred to in clause (i) above.

                    "Swing Line Bank" means Bank One or any other Lender as a successor Swing Line Bank pursuant to the terms hereof.

                    "Swing Line Commitment" means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000) at any one time outstanding.

                    "Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.3 .

                    "Swing Line Note" means the promissory note of the Borrower in favor of the Swing Line Bank evidencing the Swing Line Loans in substantially the form attached as Exhibit A-2, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                    "Taxes" shall have the meaning given such term in Section 2.6.13.

                    "Termination Date" means the earlier of November 20, 2003, as extended in accordance with Section 2.7, and the date of termination in whole of the Aggregate Commitment pursuant to Section 2.6.11 hereof or the Commitments pursuant to Section 8.1 hereof.

                    "Transferee" shall have the meaning given such term in Section 12.3.5.

                    "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or Eurodollar Loan.

                    "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

                    "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

                    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2    Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

1.3    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, all pro forma financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Securities and Exchange Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported). From and after consummation of an Acquisition permitted under Section 6.14, calculations of the Consolidated Leverage Ratio shall be made, on a Pro Forma Basis using historical financial statements obtained from the seller(s) in such Acquisition, which financial statements are (a) broken down by fiscal quarter in the Borrower's reasonable judgment, and (b) disclosed to the Administrative Agent prior to the consummation of such Acquisition pursuant to Section 6.14(vii). No adjustments shall be made to such historical financial statements unless such adjustments are (i) acceptable to the Administrative Agent (all such adjustments being reflected in the disclosures made pursuant to Section 6.14(vii)), (ii) consistent with the Securities and Exchange Commission's regulations and practices as of the Closing Date (whether or not applicable) to account for adjustments to historical EBITDA, for an acquired entity and (iii) are either readily identifiable (i.e., as a result of certain assets which are not being acquired, certain key employees who are not being retained, and the like) or which are realizable as a result of negotiated and executed contractual arrangements. From and after consummation of a Disposition permitted under Section 6.13(ii), calculations of the Consolidated Leverage Ratio shall be made, on a Pro Forma Basis.

ARTICLE II
THE FACILITY

2.1    The Facility.

        2.1.1.   Description of Facility. The Lenders grant to the Borrower a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set out:

(i)    each Lender severally agrees to make Revolving Loans in U.S. Dollars to the Borrower in accordance with Section 2.2;
(ii)    the Swing Line Lender may make Swing Line Loans, and the Lenders agree to participate in such Swing Line Loans in U.S. Dollars in accordance with Section 2.3;
(iii)    the Issuing Lender agrees to issue, and the Lenders agree to participate in, Letters of Credit in U.S. Dollars for the account of the Borrower in accordance with Section 2.4;

(iv)    in no event may the aggregate amount of Obligations outstanding at any time exceed the Aggregate Commitment; and
(v)    in no event may the sum of (a) the Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) and (b) all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at any time exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv).
        2.1.2.    Availability of Facility; Required Payments. Subject to the terms and conditions set forth in this Agreement, the facility is available from each Lender from the date of this Agreement to the Termination Date, and the Borrower may borrow, repay and reborrow from each Lender at any time prior to the Termination Date. The Commitment of each Lender to make Extensions of Credit hereunder shall expire on the Termination Date. All outstanding Loans and all other unpaid Obligations owing to each Lender shall be paid in full by the Borrower on the Termination Date.

2.2    Revolving Loans.

        2.2.1.   Revolving Loans. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the "Revolving Loans") to the Borrower from time to time in the amount of such Lender's Revolving Commitment Percentage of each such Revolving Loan for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the Aggregate Commitment at such time, (ii) with regard to the Lenders collectively, the aggregate principal amount of the Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) plus all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at any time shall not exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv), and (iii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed such Lender's Revolving Commitment. The Revolving Loans shall be evidenced by the Revolving Notes and shall be repaid as provided by the terms of Section 2.1.2.

        2.2.2.  Types of Revolving Loans. The Revolving Loans may be Floating Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.2.3 and 2.2.4. The Borrower will be limited to a maximum number of fifteen (15) Eurodollar Loans outstanding at any time. For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest

Periods expire on the same date.

        2.2.3.   Method of Selecting Types and Interest Periods for New Revolving Loans. The Borrower shall select the Type of Loan and, in the case of each Eurodollar Loan, the Interest Period applicable to each Revolving Loan from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Revolving Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Loan, and three Business Days before the Borrowing Date for each Eurodollar Loan. A Revolving Borrowing Notice shall specify:

                    (i)    the Borrowing Date, which shall be a Business Day, of such Revolving Loan;

                    (ii)    the aggregate amount of such Revolving Loan;

 (iii)    (a) that the aggregate amount of Senior Funded Debt after taking into account the proposed borrowing does not exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv); and (b) the aggregate outstanding amount of all Consolidated Senior Funded Debt of the Borrower and its Subsidiaries on a consolidated basis (other than (1) the maximum available amount of all standby letters of credit or acceptances issued or created and (2) Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) other than the Obligations, if there has been an increase in such amounts since the date of the most recent annual or quarterly compliance certificate delivered by the Borrower under this Agreement;
(iv)    the Type of Revolving Loan selected; and
(v)    in the case of each Eurodollar Loan, the Interest Period applicable thereto (which Interest Period shall not extend beyond the Termination Date).
                     If the Borrower shall fail to specify in any such Revolving Borrowing Notice, (A) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (B) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Floating Rate Loan. If the Borrower shall fail to specify in any such Revolving Borrowing Notice the amount of all Consolidated Senior Funded Debt as specified in clause (iii)(b) above, then such notice shall be deemed to be a representation that the aggregate amount of such Consolidated Senior Funded Debt outstanding is not greater than the amount set forth in the Borrower's most recently delivered annual or quarterly compliance certificate delivered pursuant to the terms of this Agreement. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Revolving Borrowing Notice pursuant to this Section 2.2, the contents thereof and each such Lender's share of any advance in connection therewith.

        2.2.4   Conversion and Continuation of Outstanding Revolving Loans. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans. Each Eurodollar Loan shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless the Borrower shall have given the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") requesting that, at the end of such Interest Period, such Eurodollar Loan continue as a Eurodollar Loan for the same or another Interest Period in accordance with the provisions hereof. Subject to the terms of Section 4.2, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent Interest Period or to convert Revolving Loans into Loans of a different type; provided that (i) except as provided in Section 3.6, Eurodollar Loans may be converted into Floating Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Floating Rate Loans may be converted into Eurodollar Loans, only if no Default or Unmatured Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts provided in Section 2.6.2, and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Conversion/Continuation Notice to the Administrative Agent prior to 11:00 a.m. (Chicago time) on the Business Day thereof, in the case of Floating Rate Loans, and on the third Business Day prior to the date of the requested extension or conversion, in the case of Eurodollar Loans, specifying the date of the proposed extension or conversion, the Loans to be extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each such request shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event that the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Floating Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent will give notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

        2.2.5   Interest. Subject to the provisions of Section 2.6.5,

(i)    Floating Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Floating Rate Loans, such Floating Rate Loans shall bear interest at a per annum rate equal to the Floating Rate; and
(ii)    Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Rate.
Interest on Revolving Loans shall be payable in arrears as provided in Section 2.6.6.

2.3    Swing Line Loans.

        2.3.1.   Amount of Swing Line Loans. On the terms and conditions set forth in this Agreement and upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, as applicable, from and including the Closing Date and prior to the Termination Date, the Swing Line Bank may make swing line loans to the Borrower from time to time, in U.S. Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "Swing Line Loan" and collectively, the "Swing Line Loans"); provided, however, (i) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the Aggregate Commitment, (ii) with regard to the Lenders collectively, the aggregate principal amount of the Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) plus all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at any time shall not exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv) and (iii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed such Lender's Revolving Commitment; and provided, further, that at no time shall the sum of (a) the Swing Line Bank's Swing Line Loans, plus (b) the outstanding amount of the Revolving Loans made by the Swing Line Bank pursuant to Section 2.2, plus (c) the Swing Line Bank's Revolving Commitment Percentage of the obligations to purchase participations in Letters of Credit, exceed the Swing Line Bank's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

        2.3.2.   Borrowing/Election Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Revolving Borrowing Notice, signed by it, not later than 12:00 p.m. (Chicago time) on or prior to the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Revolving Borrowing Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000 (and increments of $100,000 if in excess thereof).

        2.3.3.  Making of Swing Line Loans. Promptly after receipt of the Revolving Borrowing Notice under Section 2.3.2 in respect of Swing Line Loans, if the Administrative Agent has, in its discretion, decided to make the requested Swing Line Loan, the Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 4:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the Borrowing Date at the Administrative Agent's aforesaid address. The Swing Line Loans shall be Floating Rate Loans unless the Borrower and the Swing Line Bank agree otherwise.

        2.3.4.   Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the seventh (7th) Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all or any part of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in the sole discretion of the Swing Line Bank with respect to any outstanding Swing Line Loan, or (ii) shall on the seventh (7th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender's Revolving Commitment Percentage of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.3.4 (provided such notice has been received not later than 12:00 noon (Chicago time) otherwise such payment shall be made as soon as practicable but in any event before 12:00 noon (Chicago time) on the Business Day next succeeding the day such notice is received), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.3.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.2.4 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank prior to its making any Swing Line Loan that any applicable condition precedent set forth in Sections 4.1 and 4.2, as applicable, had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.3.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.3.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.3.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of all Swing Line Loans made to it.

2.4    Letter of Credit Subfacility.

        2.4.1.  Issuance. During the period from the Closing Date to but not including the date which is five Business Days prior to the Termination Date, subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders shall participate in, such Letters of Credit as the Borrower may request for its own account or for the account of a Subsidiary as provided herein, in a form acceptable to the Issuing Lender, for the purposes hereinafter set forth; providedthat (i) the aggregate amount of LOC Obligations shall not exceed Fifty Million Dollars ($50,000,000) at any time (the "LOC Committed Amount"), (ii) with regard to the Lenders collectively, the aggregate principal amount of Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) plus all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at any time shall not exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv), (iii) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the Aggregate Commitment and (iv) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed such Lender's Revolving Commitment. Letters of Credit issued hereunder shall not have (i) an original expiry date more than one year, in the case of standby letters of credit, or more than 210 days, in the case of commercial letters of credit, from the date of issuance or extension, nor (ii) an expiry date, whether as originally issued or by extension, extending beyond the date five Business Days prior to the Termination Date, providedthat any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above). Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day.

        2.4.2.   Notice and Reports. Except for those Letters of Credit described on Schedule 2.4.2-1 which shall be issued on the Closing Date or deemed to have been issued on the Closing Date, the request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender and the Administrative Agent at least three (3) Business Days prior to the requested date of issuance (or such shorter period as may be agreed by the Issuing Lender). A form of Notice of Request for standby Letter of Credit is attached as Schedule 2.4.2-2. The Issuing Lender (if other than the Administrative Agent) will provide to the Administrative Agent at least monthly (not later than the tenth day of the month for the immediately preceding month), and more frequently upon request, a detailed summary report on its Letters of Credit and the daily activity thereon, in form and substance acceptable to the Administrative Agent. In addition, the Issuing Lender will provide to the Administrative Agent for dissemination to the Lenders at least monthly, and more frequently upon request of either the Administrative Agent or the Borrower, a detailed summary report on its Letters of Credit and the activity thereon, including, among other things, the Credit Party for whose account the Letter of Credit is issued, the beneficiary, the face amount, and the expiry date. The Issuing Lender will provide copies of the Letters of Credit to the Administrative Agent and the Lenders promptly upon request.

        2.4.3.  Participation. Immediately upon the Closing Date with respect to Existing Letters of Credit and upon issuance of each other Letter of Credit, each Lender shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification (or such later date as set forth under Section 2.4.4) by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of Section 2.4.4 hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Unmatured Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

        2.4.4.  Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. The Borrower will reimburse the Issuing Lender on the date of drawing as provided herein, unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing or the Borrower shall request that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 2.4.5 hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the Issuing Lender may request of the Administrative Agent that a Revolving Loan be made in the amount of the unreimbursed drawing, and the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Floating Rate plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Administrative Agent of the amount of any unreimbursed drawing and the Administrative Agent will give notice to each Lender to promptly pay to the Administrative Agent for the account of the Issuing Lender in U.S. Dollars and in immediately available funds, the amount of such Lender's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Administrative Agent if such notice is received at or before 1:00 P.M. (Chicago time) otherwise such payment shall be made at or before 12:00 Noon (Chicago time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Administrative Agent for the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Unmatured Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawn portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

        2.4.5.  Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Floating Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.2.3 with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 8.1) prorata based on the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.1) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Unmatured Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such participation in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.1)), provided that in the event such payment is not made on the day of drawing (or such later date as specified in Section 2.4.4), such Lender shall pay in addition to the Issuing Lender interest on the amount of its unfunded participation interest at a rate equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate, and thereafter at the Alternate Base Rate.

        2.4.6.   Designation of other Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.4.1. hereof, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

        2.4.7.   Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

        2.4.8   Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

        2.4.9.   Indemnification; Nature of Issuing Lender's Duties.\

           (i)   In addition to its other obligations under this Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").
           (ii)  As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.
           (iii)  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.
           (iv)  Nothing in this Section 2.4.9 is intended to limit the reimbursement obligations of the Borrower contained in Section 2.4.4 above. The obligations of the Borrower under this Section 2.4.9 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.
           (v)  Notwithstanding anything to the contrary contained in this Section 2.4.9, the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender (A) arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.
        2.4.10.   Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.2 have been satisfied unless it shall have been provided with written notice that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.4 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.4 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

        2.4.11.  Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

        2.4.12.  Transitional Provisions. Schedule 2.4.2-1contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Closing Date. Subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.4.

2.5.    Fees.

        2.5.1.   Agency and Administration Fees. The Borrower hereby agrees to pay to the Administrative Agent and the Arranger for their sole account such fees as agreed upon by the Borrower in writing.

        2.5.2.   Facility Fee. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Lender, ratably in the proportion that such Lender's Commitment bears to the Aggregate Commitment, a per annum facility fee equal to the Applicable Percentage on the average daily amount of the Aggregate Commitment, payable quarterly in arrears on each Payment Date, beginning with the first such date to occur after the Closing Date, for the calendar quarter (or portion thereof) then ending and on the Termination Date. All accrued facility fees hereunder shall be payable on the effective date of any termination of the obligations of the Lenders to make Extensions of Credit hereunder.

        2.5.3.   Letter of Credit Fees.

            (i)    Standby Letter of Credit Fee. In consideration of the LOC Commitment hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a fee (the "Standby Letter of Credit Fee") equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under standby Letters of Credit from the date of issuance to the date of expiration. The Standby Letter of Credit Fee shall be payable quarterly in arrears on each Payment Date for the calendar quarter (or portion thereof) then ending, beginning with the first such date to occur after the Closing Date.
            (ii)  Commercial Letter of Credit Fee. In consideration of the LOC Commitment hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a fee (the "Commercial Letter of Credit Fee") on a per annum basis on the average daily maximum amount available to be drawn under commercial Letters of Credit (whether or not conditions for drawing thereunder have been satisfied) equal to:
            (A) prior to acceptance of a draft or creation of a deferred payment obligation relating to a commercial Letter of Credit, fifty percent (50%) of the Applicable Percentage for the Standby Letter of Credit Fee; and
            (B) from acceptance of a draft or creation of a deferred payment obligation relating to a commercial Letter of Credit, but prior to payment by the

Issuing Lender thereon, one hundred percent (100%) of the Applicable Percentage for the Standby Letter of Credit Fee.
The Commercial Letter of Credit Fee shall be payable quarterly in arrears on each Payment Date.
        (iii)  Issuing Lender Fee. In addition to the Letter of Credit Fee, the Borrower agrees to pay to the Issuing Lender for its own account without sharing by the other Lenders (a) such fronting and negotiation fees as may be mutually agreed upon by the Issuing Lender and the Borrower from time to time and (b) customary charges of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").
 2.6.    General Facility Terms.

        2.6.1.   Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, if any, in funds immediately available in Chicago, Illinois, to the Administrative Agent at its address specified pursuant to Article XIII or at such other location as the Administrative Agent shall direct. The Administrative Agent shall promptly deposit the funds so received from the Lenders in the Borrower's account at the Administrative Agent's main office in Chicago, Illinois or as otherwise directed by the Borrower. Notwithstanding the foregoing provisions of this Section 2.6.1, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

        2.6.2.   Minimum Amount of Each Revolving Loan. Each advance consisting of the Revolving Loans made by the Lenders (other than advances to repay Swing Line Loans or LOC Obligations) shall be in a minimum aggregate principal amount of Five Million Dollars ($5,000,000) and in multiples of One Million Dollars ($1,000,000) if in excess thereof, provided, however, that any advance consisting of Floating Rate Loans may be in the amount of the unused Aggregate Commitment.

        2.6.3.   Prepayments.

        (a)  Optional Prepayments. Revolving Loans may be repaid in whole or in part without premium or penalty; provided that (i) Floating Rate Loans may be prepaid upon one (1) Business Day's prior written notice to the Administrative Agent, (ii) Eurodollar Loans may be prepaid only upon three (3) Business Days' prior written notice to the Administrative Agent and must be accompanied by payment of any amount so owing under Section 3.4, and (iii) partial prepayments shall be in minimum principal amounts of $5,000,000 and in integral multiples of $1,000,000 in excess thereof.

        (b)  Mandatory Prepayments.
                (i)    Formula Prepayments. If at any time (i) the aggregate principal amount of Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) plus all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at any time shall exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv), (ii) the aggregate principal amount of Obligations outstanding at any time shall exceed the Aggregate Commitment or (iii) the aggregate amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower shall immediately make payment on the Revolving Loans and/or to a cash collateral account in respect of the LOC Obligations and any amount owing under Section 3.4, in an amount sufficient to eliminate such excess.
            (ii)  Debt and Equity Financing Prepayments. Except as provided below, upon the consummation of any Financing by the Borrower or any Guarantor, or the issuance of any Capital Stock of the Borrower or any Guarantor (other than the issuance by Guarantor of stock to the Borrower or another Credit Party), within three (3) Business Days after the Borrower's or any Guarantor's receipt of any net cash proceeds from such Financing, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of such net cash proceeds. Notwithstanding the foregoing, no such prepayment shall be required in connection with (a) the consummation of any Financing to the extent that the net cash proceeds of such Financing are utilized to refinance, repay or refund outstanding Indebtedness or (b) net cash proceeds received in connection with the issuance of any Capital Stock of the Borrower or Guarantor, other than Disqualified Stock, to any employee, executive, director or officer.
        (c)  Application. Unless otherwise specified by the Borrower, prepayments made hereunder shall be applied first to Floating Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities and then to a cash collateral account to secure the LOC Obligations. Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

        2.6.4.   Interest Periods. Subject to the provisions of Section 2.6.5, each Loan (other than Floating Rate Loans as to which Interest Periods do not apply) shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the earlier of (i) the last day of such Interest Period or (ii) the date of any earlier prepayment as permitted or required by Section 2.6.3, at the interest rate determined as applicable from time to time to such Loan. Unless otherwise agreed between the Borrower and the Swing Line Bank, all Swing Line Loans shall be Floating Rate Loans.

        2.6.5.   Default Rate. After the occurrence and during the continuance of any Default, at the option of the Administrative Agent or at the direction of the Required Lenders, the interest rate applicable to all Obligations will be equal to the Alternate Base Rate plus the highest Applicable Margin set forth in the definition of Applicable Margin plus 2.0% per annum and the Applicable Margin for Letter of Credit fees shall be increased by 2.0% per annum.

        2.6.6   Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. All interest, Facility Fees and Letter of Credit Fees hereunder (other than interest calculated by reference to the Prime Rate) shall be calculated for actual days elapsed on the basis of a 360-day year. Interest calculated by reference to the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.6.7   Method of Payment. Subject to the last sentence of Section 2.6.1, all payments of principal, interest, and fees hereunder shall be made by noon (local time) on the date when due in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower and shall be made ratably among all Lenders in the case of Facility Fees and Letter of Credit fees (other than those payable under Section 2.5.3(iii)) and payments in respect of Revolving Loans. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge its general operating account from time to time for amounts of principal, interest and fees when and as the same become due hereunder.

        2.6.8   Notes; Telephonic Notices. Each Lender is hereby authorized to record on the schedule attached to each of its Notes, or otherwise record in accordance with its usual practice, the date and amount of each of its Loans of the Type evidenced by such Note; provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Loans, effect selections of Types of Loans, and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be a Responsible Officer or an officer, employee or agent of the Borrower designated by a Responsible Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice given by the Borrower, signed by a Responsible Officer or an officer, employee or agent of the Borrower designated by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Neither the Administrative Agent nor any Lender shall incur any liability for the Borrower's failure to send written confirmation of any telephone notice, the failure of any such written confirmation to conform to the telephone instructions that the Administrative Agent or such Lender received or the failure of the Administrative Agent or such Lender to produce such written confirmation at any subsequent time.

        2.6.9.   Notification of Loans, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Revolving Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder promptly and in any event before the close of business on the same Business Day of receipt thereof (or, in the case of borrowing notices with respect to Floating Rate Loans, within approximately one hour of receipt thereof). The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate and the Applicable Percentage.

        2.6.10  Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such scheduled payment, the Administrative Agent may assume that such scheduled payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such scheduled payment to the Administrative Agent, the recipient of such scheduled payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day if paid within two (2) Business Days, and thereafter at the Alternate Base Rate, or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

        2.6.11.  Increases or Reduction of Commitments.

                    (a)    Increases to Aggregate Commitment.
            (i)    At any time, the Borrower may request that the Aggregate Commitment be increased; provided that, without the prior written consent of all of the Lenders, (a) the Aggregate Commitment shall at no time exceed $200,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.6.11(b), and (b) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Borrower not fewer than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a "Commitment Increase Notice") shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Revolving Commitments bear to the Aggregate Commitment. No Lender shall have any obligation to increase its Revolving Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Revolving Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a "Lender Increase Notice"). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Revolving Commitment. In the event that the increases of Revolving Commitments set forth in the Lender Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Administrative Agent and the Arranger shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower's Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Borrower, the Administrative Agent shall assist and consult with the Borrower in an effort to identify financial institutions which may be interested in becoming a party to the Agreement and not later than 3 Business Days prior to the proposed effective date the Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a "Lender" party hereto (a "Proposed New Lender") in connection with the Commitment Increase Notice. Any Proposed New Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld). If the Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender's and Proposed New Lenders'

Revolving Commitment (the "Effective Commitment Amount") and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) the Borrower shall have obtained the consent thereto of each Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, each of the representations and warranties of the Borrower hereunder shall be true and correct as if made on and as of such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (C) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a "Revolving Commitment" in support of such increase in the Aggregate Commitment shall have executed and delivered a "Commitment and Acceptance" substantially in the form of Exhibit H hereto, (D) counsel for the Borrower and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (E) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Section 2.6.13 or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Borrower. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party hereto as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
        (ii)    For purposes of this clause (ii), the term "Buying Lender(s)" shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Revolving Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and the term "Selling Lender(s)" shall mean each Lender whose Revolving Commitment under this Agreement is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender's right, title and interest in and to its outstanding Loans and LOC Obligations in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender's outstanding Loans and LOC Obligations shall equal such Selling Lender's

Revolving Commitment Percentage (calculated based upon the Effective Commitment Amounts) of the outstanding Loans and LOC Obligations under this Agreement. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans and LOC Obligations purchased hereby shall equal the respective amount necessary so that, from and after such payments, each Buying Lender's outstanding Loans shall equal such Buying Lender's Revolving Commitment Percentage (calculated based upon the Effective Commitment Amounts) of the outstanding Loans under this Agreement. Such amount shall be payable as follows: (a) with respect to all Floating Rate Loans, on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent and (b) with respect to all Eurodollar Rate Loans, unless otherwise agreed to between the Buying Lenders and Selling Lenders, on the earlier of (i) the last day of the then current Interest Period by wire transfer of immediately available funds to the Administrative Agent and (ii) the date on which any such Eurodollar Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (such earlier date being hereinafter referred to as the "Settlement Date") and, for purposes of calculating interest due and payable with respect to the Eurodollar Rate Loans, the Lenders' Revolving Commitment Percentages in each such outstanding Eurodollar Rate Loan, shall not be adjusted by virtue of the applicable increase until such Settlement Date. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans and LOC Obligations being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans or LOC Obligations, except for participations which will be extinguished to the extent of such payment upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans and LOC Obligations being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender's representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurodollar Rate Loans hereunder on the terms and in the manner as set forth in Section 3.4 if the Settlement Date is a date (other than the last day of the applicable Interest Period) on which any such Eurodollar Rate Loans become due (by acceleration or otherwise) or are prepaid.
                    (b)    Reductions to Aggregate Commitment. The Borrower may at any time after the date hereof reduce and cancel the Aggregate Commitment, in whole, or in a minimum aggregate amount of $10,000,000 (and in integral multiples of $5,000,000 if in excess thereof) ratably among the Lenders upon at least three Business Days' prior written notice to the Administrative Agent, which notice shall specify the amount of such reduction; provided, however, no such notice of reduction and cancellation shall be effective to the extent that it would reduce the Aggregate Commitment to an amount which would be less than the outstanding principal amount of Obligations outstanding at the time such reduction and cancellation is to take effect. Any notice of reduction and cancellation given pursuant to this Section 2.6.11(b) shall be irrevocable and shall specify the date upon which such reduction and cancellation is to take effect.
         2.6.12.   Lending Installations. Subject to Section 3.5, each Lender may, by written, telex or telecopy notice to the Administrative Agent and the Borrower, book its Loans at any Lending Installation selected by such Lender and may from time to time, change its Lending Installation and for whose account Loan payments are to be made. Each Lender will notify the Administrative Agent and the Borrower on or prior to the date of this Agreement of the Lending Installation which it intends to utilize for each type of Loan hereunder.

        2.6.13.  Taxes.

          (i)   Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or the Administrative Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.6.13) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain the affected Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Commitment of such Lender.
        (ii)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").
        (iii)    The Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.6.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. If the Taxes or Other Taxes with respect to which the Borrower has made either a direct payment to the taxation or other authority or an indemnification payment hereunder are subsequently refunded to any Lender, such Lender will return to the Borrower, if no Default has occurred and is continuing, an amount equal to the lesser of the indemnification payment or the refunded amount. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.6.13 submitted to the Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

        (iv)    Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.
        (v)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.6.13 shall survive the payment in full of all Obligations, the termination of the Letters of Credit and the termination of this Agreement.
        (vi)    Each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN, or (B) IRS Form W-8ECI, or in either case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(1), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "Exemption Certificate") and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 2.6.13(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Borrower and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).
        (vii)    Each Lender shall promptly furnish to the Borrower and the Administrative Agent such additional documents as may be reasonably required by the Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Notwithstanding any other provision of this Section 2.6.13, the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.6.13(i), or to indemnify any Lender pursuant to Section 2.6.13(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption

Certificate, as applicable to such Lender, pursuant to Section 2.6.13(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.6.13(i), and to indemnify any such Lender pursuant to Section 2.6.13(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender's Lending Installation was made at the request of the Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.6.13(i), or to indemnify any such Lender pursuant to Section 2.6.13(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Borrower.
        (viii)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 2.6(viii) shall survive the payment of the Obligations and termination of this Agreement.
        (ix)    If any Lender receiving a payment under this Section 2.6.1.3 with respect to Taxes or Other Taxes or liabilities arising therefrom shall subsequently receive a refund or credit from any taxing authority which is specifically attributable to such payment, such Lender shall promptly pay such refund or credit to the Borrower; provided, however that nothing herein shall be construed as permitting the Borrower to inspect any tax records of a Lender.

2.7    Extension of Termination Date. The Borrower may, not less than 59 days prior to the first and second anniversary dates of the original Closing Date (each such anniversary date being referred to as an "Anniversary Date"), by notice to the Administrative Agent, make written request of the Lenders to extend the Termination Date for an additional period of one year. The Administrative Agent will give prompt notice to each of the Lenders of its receipt of any such request for extension of the Termination Date. Each Lender shall make a determination not later than 30 days prior to the then applicable Anniversary Date as to whether or not it will agree to extend the Termination Date as requested; provided, however, that failure by any Lender to make a timely response to the Borrower's request for extension of the Termination Date shall be deemed to constitute a refusal by such Lender to extension of the Termination Date. If, in response to a request for an extension of the Termination Date, one or more Lenders shall refuse (or are deemed to have refused) to agree to the requested extension (the "Disapproving Lenders"), then provided that the requested extension is approved by the Required Lenders (the "Approving Lenders"), the credit facility may be extended and continued at the option of the Borrower at a lower aggregate amount equal to the Revolving Commitments held by the Approving Lenders. In any such case, (i) the Termination Date relating to the Commitments held by the Disapproving Lenders shall remain as then in effect with repayment of Obligations held by such Disapproving Lenders being due on such date and termination of their respective Commitments on such date, (ii) the Termination Date relating to the Commitments held by the Approving Lenders shall be extended by an additional one year period, and (iii) the Borrower may, at its own expense with the assistance of the Administrative Agent, make arrangements for another bank or financial institution reasonably acceptable to the Administrative Agent to acquire, in whole or in part, the Obligations and Commitments of the Disapproving Lenders. Where any such arrangements are made for another bank or financial institution to acquire the Obligations, fees and other amounts owing hereunder or under the other Credit Documents and Commitments of a Disapproving Lender, or any portion thereof, then upon payment of the Obligations, fees and other amounts owing hereunder or under the other Credit Documents and termination of the Commitments relating thereto, such Disapproving Lender shall promptly transfer and assign, in whole or in part, as requested, without recourse (in accordance with and subject to the provisions of Section 12.1), all or part of its interests, rights and obligations under this Credit Agreement to such bank or financial institution which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority.

ARTICLE III
CHANGE IN CIRCUMSTANCES

3.1.    Yield Protection. If, after the date of this Agreement, the adoption of any law or the application of any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,

(i)    with respect to Revolving Loans bearing interest at a Eurodollar Rate, subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower

(excluding federal, state or local taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder in respect of such Loans, or
(ii)    with respect to Revolving Loans bearing interest at a Eurodollar Rate, imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Revolving Loans bearing interest at a Eurodollar Rate), or
(iii)    with respect to Revolving Loans bearing interest at a Eurodollar Rate, imposes any other condition, the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining such Loans or its Commitment or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with such Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of such Loans held, Commitment maintained or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

3.2.    Changes in Capital Adequacy Regulations. If a Lender reasonably determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender attributable to this Agreement, the Extensions of Credit or its obligation to make Extensions of Credit hereunder is increased as a result of a Change (as hereafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount which such Lender determines is necessary to compensate it for any reduction in the rate of return on capital to an amount below that which such Lender could have achieved but for such Change and is attributable to this Agreement, the Loans or its obligation to make Loans hereunder, provided, however, that the effect of any Change shall be determined based on the effect on such Lender that would be applicable to such Lender if such Lender was maintaining the highest credit quality as determined by the applicable regulatory authorities at the time of such Change. "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the

July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.    Availability of Types of Loans. If the Required Lenders determine that (i) adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for the Interest Period, (ii) deposits of a type and maturity appropriate to match fund Revolving Loans bearing interest at a Eurodollar Rate are not available or (iii) the interest applicable to a Type of Revolving Loan does not accurately reflect the cost of making or maintaining such Revolving Loan, then the Administrative Agent shall suspend the availability of the affected Type of Revolving Loan. If any Lender determines that maintenance of its Eurodollar Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then such Lender may by notice to the Borrower, through the Administrative Agent, require that any of its Eurodollar Loans be promptly converted to a Floating Rate Loan.

3.4.    Funding Indemnification. If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not accepted on the date specified by the Borrower for any reason other than default by the Lenders or the Borrower shall fail to make a prepayment on a Eurodollar Loan after giving notice thereof, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan.

3.5    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 3.1 or 3.2 or to avoid the unavailability of a Revolving Loan under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of any other of the Borrower's Obligations and the termination of this Agreement.

3.6    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Floating Rate Loan to a Eurodollar Loan shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Floating Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Floating Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.4.

3.7    Sharing of Payments. Each Revolving Loan, payment or prepayment of principal and interest thereon or reimbursement obligations arising from drawings under Letters of Credit, payment of fees which are shared ratably, reductions in Commitments and extensions and conversions of Revolving Loans, shall be allocated pro rata among the Lenders in accordance with their respective principal amounts of their outstanding Obligations (taking into account participation interests therein), or if no Obligations are outstanding, their Commitments. The Lenders agree among themselves that, in the event that any Lenders shall obtain payment in respect of any Obligation or other amounts owing to such Lender under this Agreement through exercise of a right of setoff, banker's lien or counterclaim or pursuant to a secured claim under Section 506 of the United States Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation interest in such Obligations or other amounts, and make such other adjustments from time to time, as shall be equitable to the end of all Lenders share such payment in accordance with the respective ratable shares as provided for in this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

4.1.    Initial Extension of Credit.The Lenders shall not be required to make the initial Extension of Credit hereunder unless the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:

        (i)    Copies of the articles of incorporation of each of the Credit Parties, together with all amendments thereto certified by the Secretary or Assistant Secretary of each of the Credit Parties.
        (ii)    Copies, certified by the Secretary or Assistant Secretary of each of the Credit Parties, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

        (iii)    Good standing certificates for each of the Credit Parties as of a recent date from the jurisdiction of its incorporation.
        (iv)    An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Credit Parties, which shall identify by name and title and bear the signature of the Responsible Officers and the other officers, employees and agents of the Borrower designated by the Responsible Officers authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the respective Credit Party.
        (v)    A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.
        (vi)    A written opinion of the Borrower's and the Guarantor's counsel, addressed to the Lenders in substantially the form of Exhibit E hereto.
        (vii)    Notes payable to the order of each of the Lenders.
        (viii)    Written money transfer instructions, in substantially the form of Exhibit D hereto, addressed to the Administrative Agent and signed by a Responsible Officer or an officer, employee or agent of the Borrower designated by a Responsible Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.
        (ix)    A duly completed compliance certificate and borrowing base certificate in substantially the form of Exhibit B hereto, signed by the Borrower's chief financial officer.
        (x)    Copies of this Agreement duly executed by the Credit Parties.
        (xi)    Evidence of repayment of amounts owing (or arrangement for repayment of such amounts out of the initial Extension of Credit hereunder) and termination of Commitments, under the Agreement dated as of January 9, 1997, as amended, among Brown Group, Inc., the lenders party thereto, The Boatmen's National Bank of St. Louis, as agent and First Chicago Capital Markets, Inc., as syndication agent.
        (xii)    Such other documents as any Lender or its counsel may have reasonably requested.
4.2.    Each Extension of Credit. The Lenders shall not be required to make any Extension of Credit (other than a Revolving Loan that, after giving effect thereto and the application of the proceeds thereof, does not increase the aggregate amount of outstanding Revolving Loans), including the initial Extension of Credit hereunder, unless on the applicable Borrowing Date:
        (i)    There exists no Default or Unmatured Default.

        (ii)    The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
        (iii)    All legal matters incident to the making of such Extension of Credit shall be satisfactory to the Lenders and their counsel.
Each borrowing notice with respect to each such Extension of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. In addition, unless otherwise expressly set forth therein, each borrowing notice with respect to each such Extension of Credit shall constitute a representation and warranty by the Borrower that the aggregate amount of all Consolidated Senior Funded Debt (other than the Obligations) of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at the time of such Extension of Credit is not greater than the amount set forth in the Borrower's annual or quarterly compliance certificate most recently delivered pursuant to the terms of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants to the Lenders as of the date of this Agreement and as of each Borrowing Date pursuant to Section 4.2(ii) that:

5.1.    Corporate Existence and Standing. Each of the Borrower and its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has the corporate or other necessary power and authority to conduct its business in each jurisdiction in which its business is conducted and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.2.    Authorization and Validity. Each of the Credit Parties has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each of the Credit Parties of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of each of the Credit Parties enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Credit Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any Requirement of Law or any Contractual Obligation binding on any of the Credit Parties or on any Credit Party's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which any Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of any Credit Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4.    Financial Condition. Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

        (i)    an audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated as of January 29, 2000, together with related statements income and cash flows certified by Ernst & Young, LLP, certified public accountants; and
        (ii)    a company-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated as of July 29, 2000, together with related consolidated statements of income and cash flows.
5.5.    Material Adverse Change. Since the date of quarterly financial statements referenced in Section 5.4(ii), there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which has a substantial likelihood of having a Material Adverse Effect.

5.6.    Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which, in the aggregate, adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended January 30, 1992 and the fiscal years through the fiscal year ended February 1, 1997 have been closed for audit pursuant to applicable law. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7        Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the Knowledge of the Borrower and its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries which (a) relate to the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) if adversely determined, would have a substantial likelihood of having a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8        Subsidiaries.Schedule 5.8 hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

5.9    ERISA and Foreign Employee Benefit Matters. Except as would not reasonably be expected to result in liability individually or in the aggregate in excess of $5,000,000:

        (a)    Except as provided in Schedule 5.09-1, during the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the Knowledge of the Borrower and its Subsidiaries, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
        (b)    The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.
        (c)    Except as provided in Schedule 5.09-1, neither the Borrower or any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the Knowledge of the Borrower and its Subsidiaries, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower or any of its Subsidiaries nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any of the Borrower or its Subsidiaries or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the Knowledge of the Borrower and its Subsidiaries, reasonably expected to be in reorganization, insolvent, or terminated.
        (d)    To the best of the Borrower's or its Subsidiaries' Knowledge, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any of the Borrower or its Subsidiaries or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any of the Borrower or its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
        (e)    Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has any unrecorded material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.
        (f)    Each Foreign Employee Benefit Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practices or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plan will not result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Borrower, any of its Subsidiaries or any ERISA Affiliates with respect to any Foreign Employee Benefit Plan.
 5.10.    Accuracy of Information. No written information, exhibit or report prepared and furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any

Lender in writing in connection with the negotiation of, or compliance with, the Loan Documents, including, without limitation, that certain Brown Shoe Company, Inc. Confidential Offering Memorandum posted to the IntraLinks secure website for this transaction on October 13, 2000 (with the financial projections portion posted on October 16, 2000) and other materials posted to the IntraLinks secure website for this transaction, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.    Governmental Regulations.

        (a)    No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities in violation of federal or state statute or regulation. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.
        (b)    Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.
        (c)    Each of the Borrower and its Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.
        (d)    Neither of the Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.
        (e)    Each of the Borrower and its Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.
 5.12.    Material Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which has a substantial likelihood of having a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any Contractual Obligation contained in (i) any agreement to which it is a party, which default has a substantial likelihood of having a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would have a substantial likelihood of having a Material Adverse Effect.

5.13.    Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action has a substantial likelihood of having a Material Adverse Effect.

5.14.    Ownership of Properties. Except as set forth on Schedule 5.14 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title to, or a valid leasehold interest in, free of all Liens other than those permitted by Section 6.15, all of the Property and assets reflected in the financial statements referred to in Section 5.4 as owned by it or leased by it, as applicable.

5.15.    Intellectual Property. Each of the Borrower and its Subsidiaries owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.15, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries have Knowledge of any such claim, and the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.16.    Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

5.17.    Aggregate Amount of Indebtedness. On the date of the making of each Extension of Credit hereunder, the aggregate amount of the Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) plus all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at such time does not exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv).

ARTICLE VI
COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

        (i)  Audited Financial Statements. As soon as available, but in any event within 95 days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders' equity and cash flows for the year, audited by Ernst & Young, LLP, or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous year, reported without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such audited financial statements without such qualification.
        (ii)  Company-Prepared Financial Statements. As soon as available, but in any event
            (a)    within 50 days after the end of each of the first three fiscal quarters, a company-prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income for such quarterly period and for the fiscal year to date and cash flows for the fiscal year to date; and
            (b)    within 60 days after the end of the fourth fiscal quarter, a company-prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income, retained earnings, shareholders' equity and cash flows for such quarterly period and for the fiscal year to date;
in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.
 All such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (i) and (ii) above, in accordance with GAAP applied consistently throughout the periods reflected therein) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3 or Section 9.9.

6.2.    Certificates; Other Information. Furnish, or cause to be furnished or made available, to the Administrative Agent for distribution to the Lenders:

        (i)  Accountant's Certificate and Reports. Concurrently with the delivery of the financial statements referred to in Section 6.1(i) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Unmatured Default, except as specified in such certificate.
        (ii)  Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(i) and 6.1(ii) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge and belief, (a) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (b) during such period the Borrower and its Subsidiaries have observed or performed in all material respects the covenants and other agreements hereunder and under the other Loan Documents relating to them, and satisfied in all material respects the conditions, contained in this Agreement to be observed, performed or satisfied by them, (c) such Responsible Officer has obtained no knowledge of any Default or Unmatured Default except as specified in such certificate and (d) such certificate shall include the calculations required to indicate compliance with various of the covenants in substantially the form attached as Exhibit B.
        (iii)  Accountants' Reports. Promptly upon receipt, a copy of any final (as distinguished from a preliminary or discussion draft) "management letter" or other similar report submitted by independent accountants or financial consultants to the Borrower and its Subsidiaries in connection with any annual, interim or special audit.
        (iv)  Borrowing Base Certificates. As soon as available, and in any event within (a) 50 days after the end of each of the first three fiscal quarters and (b) 60 days after the end of each fourth fiscal quarter, a Borrowing Base Certificate containing a statement of the Borrowing Base and its components as of the end of the immediately preceding quarterly accounting period.
        (v)  Public Information. Within thirty days after the same are made available, copies of all reports (other than those otherwise provided pursuant to Section 6.1) and other financial information which the Borrower or any of its Subsidiaries made available to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which the Borrower or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; provided, it is understood and agreed that if such information is delivered to stockholders, then it shall be delivered to the Administrative Agent during such 30-day period but if such information is made available through the internet to the stockholders then the Borrower shall provide notice within such 30-day period to the Administrative Agent and the Lenders of the availability of such information.
        (vi)  Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
6.3.    Notices. Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:
        (i)  Defaults. Immediately (and in any event within ten (10) Business Days) after any of the Borrower or its Subsidiaries has Knowledge thereof, the occurrence of any Default or Unmatured Default.
        (ii)  Contractual Obligations. Promptly, the initiation of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.
        (iii)  Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) of which the Borrower or any of its Subsidiaries has Knowledge, or any material development in respect thereof, affecting the Borrower or its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
        (iv)  ERISA. Promptly, after any Responsible Officer of the Borrower knows or has reason to know of (a) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (b) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (c) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or any ERISA Affiliate are required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in

ERISA and the Code with respect; (d) any change in the funding status of any Plan or (e) any event or condition arises or occurs with respect to any Foreign Employee Benefit Plan as a result of which the Borrower would not be able to make the representations and warranties contained in Section 5.9(f), with respect to any or all of such matters that reasonably could be expected to result in liability individually or in the aggregate in excess of $5,000,000; together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower and its Subsidiaries with respect thereto. Promptly upon request, the Borrower and its Subsidiaries shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan or Foreign Employee Benefit Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).
        (v)  Other. Promptly, any other development or event which a Responsible Officer determines could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower and its Subsidiaries propose to take with respect thereto.

6.4.    Use of Proceeds.The Borrower will, and will cause each Subsidiary to, use the proceeds of the Extensions of Credit for working capital borrowings, the issuance of standby and documentary letters of credit and general corporate purposes, including the consummation of Acquisitions permitted pursuant to Section 6.14. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

6.5.    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (including the establishment of any foreign Subsidiaries for the purpose of providing financing to the Borrower and its Subsidiaries) and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all rights, privileges, licenses, and franchises necessary or desirable and all other requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.6.    Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges, levies and other obligations upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which, in the aggregate, adequate reserves have been set aside.

6.7.    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request all information reasonably requested as to the insurance carried.

6.8    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

6.9.    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep in all material respects its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times provided, however, that nothing in this Section 6.9 shall prohibit the Borrower or any Subsidiary from disposing of Properties which the Borrower reasonably determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries.

6.10.    Inspection. The Borrower will, and will cause each Subsidiary to, upon reasonable advance notice to the Borrower, permit the Lenders, by their respective representatives and agents and at their respective expense unless a Default has occurred and is continuing, to inspect, in a commercially reasonable manner, any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and reasonable intervals as the Lenders may designate.

6.11.    Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries (other than the Internet Ventures) to create, incur or suffer to exist any Indebtedness, except:

        (i)    Indebtedness arising or existing under this Agreement and the other Loan Documents;
        (ii)    Indebtedness set forth in Schedule 6.11, and renewals, refinancings and extensions (but not increases in the principal amount) thereof (and which in the case of those 7.36% Senior Notes of the Borrower due October 15, 2003 shall not have a shorter maturity and shall be on terms and conditions consistent with those prevailing in the private placement market at such time);
        (iii)    Capitalized Lease Obligations and Indebtedness incurred, in each case, to provide all or a portion of the purchase price or costs of construction of an asset, providedthat (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a sale/leaseback transaction, the fair market value of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

        (iv)    Indebtedness and obligations owing under Rate Hedging Obligations relating to the Obligations hereunder and under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or reasonably anticipated risks and which are of a non-speculative nature;
        (v)    unsecured intercompany Indebtedness as permitted under Section 6.14; provided all intercompany Indebtedness where the Borrower or any other Credit Party is the obligor shall be subordinated to the Obligations and the Guaranteed Obligations on terms and conditions substantially similar to those set forth in Section 9.17 or otherwise acceptable to the Administrative Agent;
        (vi)    other unsecured Indebtedness of
                    (A)    the Borrower to the extent that upon the incurrence thereof no Default or Unmatured Default shall exist immediately prior to or after giving effect thereto on a Pro Forma Basis; and
                    (B)    Subsidiaries of the Borrower which in the aggregate does not exceed (I) $5,000,000 with respect to that credit facility extended by Bank One, NA (formerly known as The First National Bank of Chicago) in favor of Brown Group Dublin Limited, as amended, modified, supplemented, extended and replaced; (II) $5,000,000 with respect to surety bonds, judgment bonds or other similar Indebtedness incurred in the ordinary course of business; and (III) $5,000,000, in all other cases;
        (vii)    commercial letters of credit outside of this Agreement supporting the importation of goods in the ordinary course of business not to exceed in the aggregate at any time outstanding $10,000,000; and
        (viii)    Guaranty Obligations of Indebtedness permitted under this Section 6.11(i) through 6.11(vii);
 provided, however, notwithstanding anything herein to the contrary, at no time shall the aggregate amount of the Obligations (excluding from the calculation thereof all commercial Letters of Credit prior to acceptance of a draft or creation of a deferred payment obligation relating thereto) plus all other Consolidated Senior Funded Debt of the Borrower and its Subsidiaries (other than Consolidated Senior Funded Debt that is expressly subordinate in right of payment to the Obligations pursuant to terms acceptable to the Administrative Agent) outstanding at any time exceed the Borrowing Base based upon the Borrowing Base Certificate most recently delivered pursuant to Section 6.2(iv) at such time.

6.12.    Merger. The Borrower and any Subsidiary may merge into or consolidate with any of themselves or any other Person, may dissolve or liquidate into any of themselves or any other Person, or may sell or transfer any of their assets to any of themselves or any other Person, provided that (A) if the Borrower is a party to a merger or consolidation it shall be the surviving corporation (except in connection with a merger of a newly-formed shell corporation, the sole purpose and effect of which merger is to reincorporate the Borrower in a jurisdiction other than New York and where the surviving corporation in such merger has executed an assumption agreement and other documents, instruments and agreements as the Administrative Agent may reasonably request in connection therewith), (B) if a Credit Party other than the Borrower is a party to a merger or consolidation it or another Credit Party shall be the surviving corporation, (C) if the Borrower is a party to a dissolution or liquidation, it shall receive the assets of the same and may not itself dissolve or liquidate, (D) if a Credit Party other than the Borrower is a party to a dissolution or liquidation it or another Credit Party shall receive the assets of the same, (E) no sale or transfer of any assets of any Credit Party shall be made to any Person other than to another Credit Party except as and to the extent allowed under Section 6.14 below or as may be allowed elsewhere in this Credit Agreement and (F) immediately after the completion of any merger, consolidation, dissolution, liquidation or sale or transfer of any assets as described above in this Section 6.12, no Default or Unmatured Default shall have occurred and be continuing on a Pro Forma Basis.

6.13.    Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

        (i)    Sales of inventory in the ordinary course of business;
        (ii)    Sales, leases and other dispositions of Property during any 12-month period with a book value not in excess of $500,000; and
        (iii)    other leases, sales or other dispositions of its Property (other than Receivables) that: (a) is for consideration consisting at least fifty percent (50%) of cash, (b) is for not less than fair market value (as determined in good faith by the Borrower's board of directors), and (c) involves assets that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this Section 6.13(ii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.
6.14.    Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary other than the Internet Ventures to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

        (i)    Cash and Cash Equivalents;
        (ii)    Demand deposit accounts maintained in the ordinary course of business;
        (iii)    Certificates of deposit issued by and time deposits with Shanghai Commercial Bank in an aggregate amount not exceeding $10,000,000;
        (iv)    Investments in Credit Parties (including the creation of Subsidiaries) other than the Internet Ventures;

        (v)    Investments in existence on the date hereof and described in Schedule 6.14 hereto;
        (vi)    Investments in the Internet Ventures (including in connection with any Acquisition thereof) in an initial amount of not greater than $5,000,000 and follow-on Investments in an aggregate amount for all such Investments not to exceed an additional $5,000,000;
        (vii)    Acquisitions of entities engaged in, or supporting, substantially the same lines of business as the Borrower and its Subsidiaries; provided (a) if such Acquisition is of the Capital Stock of a Person, such Person shall (after giving effect to such acquisition of Capital Stock) be a Subsidiary of the Borrower, (b) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company's board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition, (c) as of the date of consummation of such Acquisition (before and after taking into account such Acquisition), all representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default under this Agreement; (d) prior to the consummation of any such Acquisition, the Borrower shall provide written notification to the Administrative Agent of all pro forma adjustments to Consolidated EBITDA to be made in connection with such Acquisition (and the Borrower shall have obtained the approval of the Administrative Agent to all adjustments to the historical financials of the target entity, if any such adjustments are to be made, as required pursuant to the provisions of Section 1.3); (e) after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, calculated with respect to the Consolidated Leverage Ratio on a Pro Forma Basis using historical audited or reviewed unaudited financial statements obtained from the seller(s) in respect of each such Acquisition as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter (with such adjustments thereto, if any are proposed to be made, as satisfy the requirements of Section 1.3), the Borrower would have been in compliance with the financial covenants in Sections 6.17, 6.19, 6.20 and 6.21 and not otherwise in Default and prior to such Acquisition, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating such compliance to the satisfaction of the Administrative Agent; (f) the aggregate cash purchase price (including, without limitation or duplication, cash and Cash Equivalents (net of any cash or Cash Equivalents acquired) and Indebtedness assumed or guarantied) for all such Acquisitions (other than Acquisitions of the Internet Ventures) made after the Closing Date shall not exceed $35,000,000; provided, if such Acquisition is made at a time when the Consolidated Leverage Ratio both before and after taking into account such Acquisition on a Pro Forma Basis is less than or equal to 2.35 to 1.00, the provisions of this clause (f) shall not be applicable to such Acquisition and (g) if such Acquisition involves an Internet Venture, the Investment is permitted pursuant to clause (vi) above;

        (viii)    Loans, advances or accounts receivable on non-customary terms to independent retailers of the products of the Borrower or any Subsidiary not in excess of $15,000,000 in principal amount at any one time outstanding with no more than an aggregate amount of $5,000,000 in principal amount at any one time outstanding with any one retailer;
        (ix)    promissory notes or deferred payment obligations received in connection with permitted asset sales;
        (x)    securities received in connection with the reorganization of a debtor, and/or any of its subsidiaries;
        (xi)    Investments by Foreign Subsidiaries in Foreign Subsidiaries or Domestic Subsidiaries (including the creation of Subsidiaries); and
        (xii)    Investments in Persons (including the creation of Subsidiaries) which are not otherwise permitted by the terms of this Section 6.14 provided (a) the aggregate outstanding amount of all such Investments shall not at any time exceed an amount equal to $30,000,000 minus the aggregate amount of the then outstanding Investments in unconsolidated Subsidiaries or joint ventures, and (b) the aggregate amount of all such Investments made under this clause (xii) which are in businesses not engaged in, or supporting, substantially the same lines of business as the Borrower and its Subsidiaries shall not any time exceed $10,000,000.
6.15.    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
        (i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.
        (ii)    Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.
        (iii)    Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
        (iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.
        (v)    Liens on goods shipped under commercial letters of credit.
        (vi)    other statutory Liens or Liens created by operation of law incidental to the conduct of its business or the ownership of its property and assets which are not incurred in connection with the borrowing of money or the obtaining of advances or credit or guaranteeing the obligations of a Person (including landlord liens) and contractual landlord liens in jurisdictions that do not provide for statutory landlord liens, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.
        (vii)    Other Liens securing Indebtedness of the Borrower or any Subsidiary providedthat the sum of (a) all Indebtedness permitted under Section 6.11(iii)plus (b) all Indebtedness of the Borrower secured by such Liens shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth.
         In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent as collateral for the Obligations; providedthat any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) incurred in compliance with the terms of this Agreement may prohibit the creation of a Lien in favor of the Administrative Agent and the Lenders on the items of property obtained with the proceeds of such Indebtedness.

6.16.    Affiliate Transactions. Except for Investments permitted by Section 6.14,the Borrower will not, and will not permit any Credit Parties to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Credit Party's business and upon fair and reasonable terms no less favorable to the Borrower or such Credit Party than the Borrower or such Credit Party would obtain in a comparable arms-length transaction.

6.17.    Consolidated Leverage Ratio. The Borrower will maintain at all times a Consolidated Leverage Ratio of not more than:

Applicable Period	Maximum Consolidated Leverage Ratio
From the Closing Date up to but not including the last day of the fourth quarter of fiscal 2001	2.85 to 1.00

From the Closing Date up to but not including the last day of the fourth quarter of fiscal 2001	2.85 to 1.00

From and including the last day of the fourth quarter of fiscal 2001 up to but not to including the last day of the fourth quarter of fiscal 2002	2.70 to 1.00
From and including the last day of the fourth quarter of fiscal 2002 up to but not to including the last day of the fourth quarter of fiscal 2003	2.35 to 1.00
From and including the last day of the fourth quarter of fiscal 2003 and thereafter	2.20 to 1.00

6.18.    Capital Expenditures. Capital Expenditures (exclusive of Acquisitions otherwise permitted under the terms of this Agreement) for the Borrower and its Subsidiaries as a group during any fiscal year shall not exceed the sum of (i) (a) $38,000,000 for fiscal year 2000, (b) $43,000,000 for fiscal year 2001, (c) $45,000,000 for fiscal year 2002 and (d) $47,000,000 for fiscal year 2003 plus (ii) in each case, the unused portion of permitted Capital Expenditures for the immediately preceding fiscal year (excluding amounts carried-over from the prior year). For purposes of calculation of amounts available under this Section 6.18, Capital Expenditures in any fiscal year shall be deemed first to utilize the stated dollar amount available for such fiscal year (without regard to amounts carried-over from the prior year) and no amounts carried over from one year may be carried over to a second year.

6.19.    Consolidated Tangible Net Worth. The Borrower will maintain at all times and on any date of determination Consolidated Tangible Net Worth of not less than the sum of (i) the applicable Base Amount (as set forth below) plus (ii) an amount equal to 50% of cumulative Consolidated Net Income (with no deduction for cumulative losses) from and including the fiscal quarter beginning July 30, 2000 through the Borrower's fiscal quarter then most recently ended on or prior to such date of determination plus (iii) an amount equal to 100% of the Net Proceeds from any Equity Transaction occurring after the Closing Date. The Base Amount shall be the amounts set forth below for the applicable periods set forth below:

Applicable Period	Base Amount
From the Closing Date up to but not including the last day of the fourth quarter of fiscal 2002	$175,000,000
From and including the last day of the fourth quarter of fiscal 2002 up to but not including the last day of the fourth quarter of fiscal 2003	$190,000,000

From and including the last day of the fourth quarter of fiscal 2002 up to but not including the last day of the fourth quarter of fiscal 2003	$190,000,000

6.20.    Consolidated Fixed Charge Coverage. The Borrower will maintain, as at the end of each of its fiscal quarters ending during the periods set forth below, a Consolidated Fixed Charge Coverage Ratio, of not less than the ratio set forth below opposite each such period: The covenant level steps up on the last day of the fourth quarter:

Period	Ratio

From the Closing Date up to but not including the last day of the fourth quarter of fiscal 2002	1.50:1.0
From and including the last day of the fourth quarter of fiscal 2002 up to but not including the last day of the fourth quarter of fiscal 2003	1.55:1.0
From and including the last day of the fourth quarter of fiscal 2003	1.60:1.0

6.21.    Non-Guarantor Subsidiaries. The Borrower will not at any time permit for a period of more than 30 days (i) the sum of the assets of (a) all of the Borrower's Domestic Subsidiaries (other than the Internet Ventures) which are not Guarantors plus (b) all of the Borrower's Foreign Subsidiaries which are not Guarantors (the non-guarantor Subsidiaries referred to in clause (i)(a) and (i)(b) being referred to collectively as the "Non-Obligor Subsidiaries") to exceed more than twenty percent (20%) of the consolidated assets of the Borrower and its Subsidiaries (other than the Internet Ventures), or (ii) the Non-Obligor Subsidiaries to represent or be responsible for more than (a) twenty percent (20%) of the consolidated net sales of the Borrower and its Subsidiaries (other than the Internet Ventures) or (b) twenty percent (20%) of the Consolidated EBITDA of the Borrower and its Subsidiaries (other than the Internet Ventures). In each case, the Borrower shall make the foregoing calculations based upon the most recently delivered financial statements delivered pursuant to Section 6.1 and for net sales and Consolidated EBITDA on a rolling 12-month basis.

6.22.    Investments and Loans. Neither the Borrower nor any of its Subsidiaries will lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person except as permitted pursuant to Section 6.14.

6.23.    Fiscal Year. The Borrower will not change its fiscal year, nor will it permit any Subsidiary to change its financial reporting year except to eliminate the one-month lag in reporting of certain of the Borrower's Subsidiaries which will bring their fiscal year to the same fiscal year end as the Borrower.

6.24.    Additional Credit Parties. As promptly as possible but in any event within thirty (30) days, the Borrower shall cause each Domestic Subsidiary (other than the Internet Ventures) having assets in excess of $5,000,000 and each other Subsidiary (other than the Internet Ventures) as is necessary to remain in compliance with the terms of Section 6.21 to become a Guarantor hereunder by (i) execution of a Joinder Agreement, and (ii) delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, such Subsidiary to satisfy the provisions of this Section 6.24 not more than thirty (30) days after such Subsidiary has assets in excess of such threshold or is necessary to comply with Section 6.21.

6.25.    Restricted Payments. The Borrower will not make or permit any Restricted Payment to occur, except that so long as no Default or Unmatured Default shall exist immediately prior to or after giving effect thereto, the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of (i) the applicable Base Amount (as set forth below) plus (ii) an amount equal to fifty percent (50%) of cumulative Consolidated Net Income (but only to the extent positive) accrued quarterly from the beginning of the fiscal quarter beginning July 30, 2000 through the Borrower's fiscal quarter then most recently ended on or prior to such date of determination, as reduced by the cumulative amount of Restricted Payments made since July 30, 2000. The Base Amount shall be the amounts set forth below for the applicable periods set forth below:

Applicable Period	Base Amount
From the Closing Date up to but not including the last day of the first quarter of fiscal 2002	$15,000,000
From and including the last day of the first quarter of fiscal 2002 up to but not including the last day of the first quarter of fiscal 2003	$5,000,000
From and including the last day of the first quarter of fiscal 2003	$0

6.26.    Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary other than the Internet Ventures to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, redeem or repurchase its stock, make any other similar payment or distribution, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary or merge, consolidate with or liquidate into the Borrower or any other Subsidiary.

ARTICLE VII
DEFAULTS

                    The occurrence of any one or more of the following events shall constitute a Default:

7.1.    Representations. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2.    Nonpayment. Nonpayment of principal of any Note within one Business Day after the same becomes due, or nonpayment of interest upon any Note within five days after the same becomes due or nonpayment of any facility fee or other obligations under the Loan Documents within two Business Days after demand therefor from the Administrative Agent or any Lender.

7.3.    Covenants. (a) The breach by the Borrower of any of the terms or provisions of Section 6.3(i), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.24, 6.25 or 6.26 or (b) the breach by the Borrower of any of the terms or provisions of Section 6.1, clauses (i) through (iv) of 6.2 or 6.4 which is not remedied within ten (10) days after the occurrence thereof.

7.4.    Other Covenants. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.5.    Cross-Default. (a) The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure or other Default under this Section 7.4.1 exists has an aggregate outstanding principal amount equal to or in excess of Ten Million and 00/100 Dollars ($10,000,000) ("Material Indebtedness"); or (b) any breach, default or event of default (including any amortization event or event of like import in connection with any Off-Balance Sheet Liabilities where the Indebtedness in connection therewith exceeds $10,000,000 ("Material Liabilities") shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness or Material Liabilities, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to (i) cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase or early amortization of such Indebtedness, or (ii) permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption, early amortization or repurchase of such Indebtedness; or (iii) any such Indebtedness or Material Liabilities shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed, amortized or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

7.6.    Bankruptcy. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7.    Receivership. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8.    Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9.    Legal Proceedings. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000, which is not stayed or otherwise being appropriately contested in good faith.

7.10.    Unfunded Liabilities and Reportable Events. The sum of (i) all Unfunded Liabilities and (ii) the difference between the present value of the accrued benefits under the Foreign Employee Benefit Plans and the fair market value of the assets of such Foreign Employee Benefit Plans in excess of $5,000,000 in the aggregate or any Reportable Event shall occur in connection with any Plan.

7.11.    Multiemployer Plans. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the

Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000.

7.12.    Other Multiemployer Plans. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000.

7.13.    Environmental. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, has a substantial likelihood of having a Material Adverse Effect.

7.14.    Change of Control. Any Change in Control shall occur.

7.15.    Rate Hedging Obligations. Nonpayment by the Borrower or any of its Subsidiaries of any Rate Hedging Obligations with net liability in excess of $100,000 or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation (taking into account any applicable grace periods and notice provisions).

7.16.    Guaranties. Except as to a Guarantor which is dissolved, released or merged out of existence as permitted by the terms of this Agreement, the guaranty given by any Guarantor hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty.

7.17.    Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Administrative Agent, or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Borrower or any other Credit Party seeks to repudiate its obligations thereunder.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required

Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

        If, within ten days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.    Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

        (i)    Extend the maturity of any Loan (or any other amount including Reimbursement Obligations owing hereunder) or Note of any Lender or forgive all or any portion of the principal amount thereof or any interest or fees payable, or reduce the rate (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the time of payment of interest or fees thereon.
        (ii)    Reduce the percentage specified in the definition of Required Lenders.
        (iii)    Other than as set forth in Section 2.7, extend the Termination Date, reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or, other than as set forth in Section 2.6.11, increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.
        (iv)    Amend this Section 8.2.
        (v)    Release all or substantially all of the Guarantors from the Guaranty Obligations hereunder.
        (vi)    Extend the expiration date of any Letter of Credit beyond two days prior to the Termination Date.
        (vii)    Modify the definition of Change of Control or waive any Default that occurs as a result of a Change of Control.
        No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No amendment of any provision of this Agreement relating to the Guarantors shall be effective without the written consent of the Guarantors. No amendment shall have the effect of imposing greater duties or obligations on the Issuing Lender without the written consent of the Issuing Lender. No amendment shall have the effect of imposing greater duties or obligations on the Swing Line Bank without the written consent of the Swing Line Bank. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1.        Survival of Representations. All representations and warranties of the Credit Parties contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.    Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

9.4.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Credit Parties, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Credit Parties, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7.    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable costs and reasonable out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys (not to include in-house counsel) for the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, amendment and modification of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for all costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Administrative Agent and each Lender and their respective directors, officers and employees (each an "Indemnified Person") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) (collectively, "Losses") which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except, in respect of any Indemnified Person, for Losses resulting from the gross negligence or willful misconduct of such Indemnified Person and except for investigations, litigation or other proceedings relating solely to claims between or among the Lenders and except for those matters described in Section 10.8 which relate solely to reimbursement and indemnity obligations of the Lenders and not to obligations of the Borrower or other Credit Parties under this Section 9.7 or any other provision of the Credit Documents. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

9.8.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. If any changes in GAAP are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in any material respect in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the

Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with GAAP without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to GAAP shall mean generally accepted accounting principles as of the date of such amendment.

9.10.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11.    Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

9.12.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING §735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; VENUE.

                                (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN CLAUSE (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS CLAUSE (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                                (B) OTHER JURISDICTIONS. EACH OF THE CREDIT PARTIES AGREES THAT THE ADMINISTRATIVE AGENT OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH CREDIT PARTY OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER SUCH CREDIT PARTY OR (2) IN ORDER TO ENFORCE A

JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. EACH OF THE CREDIT PARTIES AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. EACH OF THE CREDIT PARTIES WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS CLAUSE (B).

                                (C) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

                                (D) SERVICE OF PROCESS. EACH OF THE CREDIT PARTIES WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY APPOINTS CT CORPORATION WHOSE ADDRESS IS 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604, AS EACH CREDIT PARTY'S AGENT FOR THE PURPOSE OF ACCEPTING ANY WRITS, SERVICE OF PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING ISSUED BY ANY COURT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE AGENT OR THE HOLDERS OF THE OBLIGATIONS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE CREDIT PARTIES IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

                                (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTIONS 9.12, 9.13 AND 9.14, WITH ITS COUNSEL.

9.14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.15.    Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) as permitted by Section 12.4.

9.16.    Other Transactions. Each of the Administrative Agent, the Arranger, the Lenders, the Swing Line Bank, the Issuing Banks and the Borrower acknowledge that the Lenders (or Affiliates of the Lenders) may, from time to time, effect transactions for their own accounts or the accounts of customers, and hold positions in loans or options on loans of (a) the Borrower, (b) the Borrower's Subsidiaries and (c) other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. In addition, certain Affiliates of one or more of the Lenders are or may be securities firms and as such may effect, from time to time, transactions for their own accounts or for the accounts of customers and hold positions in securities or options on securities of (a) the Borrower, (b) the Borrower's Subsidiaries and (c) other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. Each of the Administrative Agent, the Arranger and Arranger, the Lenders, the Swing Line Bank, the Issuing Banks and the Borrower acknowledges and consents to these multiple roles, and further acknowledges that the fact that any such unit or Affiliate is providing another service or product or proposal therefor to the Borrower or any of its Subsidiaries does not mean that such service, product, or proposal is or will be acceptable to any of the Administrative Agent, the Arranger and Arranger, the Lenders, the Swing Line Bank or the Issuing Banks.

9.17.    Subordination of Intercompany Indebtedness. Each of the Credit Parties agrees that any and all claims of such Credit Party against any other Credit Party with respect to any "Intercompany Indebtedness" (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations and Rate Hedging Obligations owing from any Credit Party to any Lender or any Affiliate of a Lender arising under any Hedging Agreements (collectively, the "Senior Obligations"); provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Credit Parties may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each other Credit Party to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of any Credit Parties to ask, demand, sue for, take or receive any payment from any other Credit Party, all rights, liens and security interests of the Credit Parties, whether now or hereafter arising and howsoever existing, in any assets of any other Credit Party shall be and are subordinated to the rights of the holders of the Senior Obligations and the Administrative Agent in those assets. The Credit Parties shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Senior Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or Hedging Agreement among any Credit Party and the holders of the Senior Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Credit Party, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Credit Party, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Credit Party is dissolved or if substantially all of the assets of any such Credit Party are sold, then, and in any such event (such events being herein referred to as an "Insolvency Event"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Credit Party to another Credit Party ("Intercompany Indebtedness") shall be paid or delivered directly to the Administrative Agent for application on any of the Senior Obligations, due or to become due, until such Senior Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Credit Party upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Senior Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among a Credit Party and the holders of Senior Obligations (and their affiliates), the Credit Parties shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Senior Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Credit Party where necessary), for application to any of the Senior Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Credit Parties as the property of the holders of the Senior Obligations. If the applicable Credit Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Credit Parties agree that until the Senior Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Credit Parties and the holders of the Senior Obligations (and their affiliates) have been terminated, the Credit Parties will not assign or transfer to any Person (other than the Administrative Agent) any claim such Credit Party has or may have against any other Credit Party.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1.    Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.    Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Revolving Commitments (or, if the Revolving Commitments have been terminated, in proportion to their Revolving Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, providedthat (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 2.6(viii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Provided that no Default then exists and is continuing, the Borrower shall have the right to consent to any such successor Administrative Agent appointed by the Required Lenders or by the resigning Administrative Agent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.    Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated September 26, 2000, or as otherwise agreed in writing from time to time.

10.14.    Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates; provided, no such delegation shall relieve the Administrative Agent of the performance of its duties and obligations contained in this Agreement. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.    Sharing Agreement. The holders of those 7.36% Senior Notes of the Borrower due October 15, 2003 (the "Noteholders") have required as a condition to their consent to the establishment of the credit facility hereunder that the Lenders agree to, and the Administrative Agent enter into on behalf of the Lenders, a Sharing Agreement substantially in the form attached as Schedule 10.15 (the "Sharing Agreement") relating to amounts received under the Guaranties hereunder and the Set Off Rights (as defined in the Sharing Agreement). By execution hereof, each Lender hereby acknowledges, and agrees with each other Lender and with each Noteholder to be bound by, the terms of the Sharing Agreement and further authorizes and directs the Administrative Agent to enter into the Sharing Agreement on its behalf. By its execution hereof, each Noteholder agrees with each Lender to be bound by the terms of the Sharing Agreement. Notwithstanding anything to the contrary contained in this Agreement, the agreement of each Lender in this Section 10.15 (and any defined terms used in this Section) cannot be amended, modified or otherwise changed or waived without the express written consent of the Noteholders.

10.16.    Guaranty Releases. Upon any sale or transfer of a Guarantor which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days' prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to release the applicable Guarantor from its obligation hereunder; provided, however, that the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such guaranty obligations without recourse or warranty.

ARTICLE XI
SETOFF; RATABLE PAYMENTS; PAYMENT APPLICATION

11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower or any other Credit Party becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower or such other Credit Party may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

11.3.    Application of Payments. Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Loans with those Eurodollar Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of this Section 11.3, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default, in the following order:

    (i)    first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
    (ii)    second, to the ratable payment of the Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent or the Arranger;
    (iii)    third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;
    (iv)    fourth, to pay interest due in respect of Swing Line Loans;
    (v)    fifth to pay interest due in respect of Loans (other than Swing Line Loans) and LOC Obligations;
    (vi)    sixth, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;
    (vii)    seventh, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans) and reimbursement obligations with respect to Letters of Credit; and
    (viii)    eighth, to the ratable payment of all other Obligations.
         The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in clauses (iii) through (viii) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (i) and (ii) of this Section 11.3 may be changed only with the prior written consent of the Administrative Agent, and, in the case of clause (ii), with the prior written consent of the Arranger.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Credit Parties and the Lenders and their respective successors and assigns, except that (i) no Credit Party shall have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

12.2.    Participations.

            12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Credit Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. At any time, upon the written request of the Borrower, each of the Lenders shall disclose all participations sold hereunder (including the identity of the Participant and the amount of the participating interest).

        12.2.2.  Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which, if the Participant were a

Lender hereunder, would require the consent of such Participant pursuant to the terms of Section 8.2.

        12.2.3.  Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.    Assignments.

            12.3.1. Permitted Assignments. Any Lender (each such assigning Lender under this Section 12.3 being a "Seller") may, in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitments, Loans owing to it, its participation interests in existing Letters of Credit and Swing Line Loans, and its obligation to participate in additional Letters of Credit and Swing Line Loans) in accordance with the provisions of this Section 12.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the Seller's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit C hereto and shall not be permitted hereunder unless such assignment is either for all of such Seller's rights and obligations under the Loan Documents or, without the prior written consent of the Administrative Agent, involves loans and commitments in an aggregate amount of at least Five Million and 00/100 Dollars ($5,000,000) (which minimum amount shall not apply to any assignment between Lenders, or to an Affiliate of any Lender). The written consent of the Administrative Agent, and, in the absence of a Default, the Borrower (which consent, in each such case, shall not be unreasonably withheld or delayed), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate of such assigning Lender. Written notice to the Borrower shall be required to be provided by any Lender consummating an assignment hereunder in connection with any assignment which does not otherwise require the consent of the Borrower.

        12.3.2.  Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit C hereto (a "Notice of Assignment"), together with any consent required by Section 12.3.1 hereof, (ii) payment of a Four Thousand Dollar ($4,000) fee by the assignor to the Administrative Agent for processing such assignment and (iii) the completion of the recording requirements in Section 12.3.3, such assignment shall become effective on the later of such date when the requirements in clauses (i), (ii), and (iii) are met or the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and other Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the Seller with respect to the percentage of the Aggregate Commitment, Loans and Letter of Credit and Swing Line Loan participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the Seller, the Administrative Agent and the Borrowers shall make appropriate arrangements so that replacement notes are issued to such Seller and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Commitments, as adjusted pursuant to such assignment.

        12.3.3.  The Register. Notwithstanding anything to the contrary in this Agreement, the Borrower hereby designates the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as such Borrower's contractual representative solely for purposes of this Section 12.3.3. In this connection, the Administrative Agent shall maintain at its address at its specified pursuant to Article XIII a copy of each assignment delivered to and accepted by it pursuant to this Section 12.3 and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, principal amount of and interest on the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 12.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        12.3.4.  Designated Lender.

                        (i) Subject to the terms and conditions set forth in this Section 12.3.4, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.3.4 shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit I hereto (a "Designation Agreement") and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (y) that all voting rights under this Agreement shall be exercised solely by the Designating Lender and

(z) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrowers nor the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with the terms of this Agreement applicable to Lenders, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

                        (ii) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangements, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against such Designated Lender. This Section 12.3.4(ii) shall survive the termination of this Agreement.

        12.3.5.  Disclosure of Information; Confidentiality Agreements. The Borrower and the other Credit Parties authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower, the other Credit Parties and their Subsidiaries; providedthat each Transferee and prospective Transferee agrees in writing and in advance of receipt of any such information to be bound by a confidentiality agreement in substantially the form of Exhibit F hereto.

12.4.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.6.13.

ARTICLE XIII
NOTICES

13.1.    Giving Notice. Except as otherwise permitted by Section 2.6.8 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

13.2.    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV
COUNTERPARTS

14.1.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Credit Parties, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

ARTICLE XV
GUARANTY

15.1.    The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender (including in its capacity as an Issuing Lender or Swing Line Bank), to each Lender or Affiliate of a Lender that enters into a Hedging Agreement and to the Administrative Agent as hereinafter provided the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

            Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Hedging Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code). This Guaranty is a guaranty of payment and not of collection.

15.2.    Obligations Unconditional. The obligations of the Guarantors under Section 15.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 15.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Guaranteed Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full in cash, all Commitments under the Agreement have been terminated, all Hedging Agreements have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Loan Documents or Hedging Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

        (i)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
        (ii)    any of the acts mentioned in any of the provisions of any of the Loan Documents, any Hedging Agreement or any other agreement or instrument referred to in the Loan Documents or Hedging Agreements shall be done or omitted;
        (iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, including, without limitation modifications of the principal amount or interest rates, or any right under any of the Loan Documents, any Hedging Agreement or any other agreement or instrument referred to in the Loan Documents or Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
        (iv)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders or any Affiliate thereof, as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
        (v)    any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Hedging Agreement or any other agreement or instrument referred to in the Loan Documents or Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

15.3.    Reinstatement. The obligations of the Guarantors under this Article XV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

15.4.    Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8.1 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.1) for purposes of Section 15.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 15.1.

15.5.    Rights of Contribution. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 15.5), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 15.5 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 15, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 15 (hereafter, the "Guaranteed Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (ii) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 15.5, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 15.5 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

15.6.    Continuing Guarantee. The guarantee in this Section 15 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

[Remainder Intentionally Left Blank]

NOTEHOLDERS:

The undersigned holders of the 7.36% Senior Notes of the Borrower due October 15, 2003 are executing this Agreement for the sole purpose of evidencing their Agreement set forth in the last sentence of Section 10.15 regarding the Sharing Agreement.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:___/s/ Chris Busbee______________ Vice President

Address:

c/o Prudential Capital Group
2200 Ross Avenue
Suite 4200E
Dallas, Texas 75201
Attn: Managing Director
Telephone No.: (214) 720-6200
Telecopier No.: (214) 720-6299

PRUCO LIFE INSURANCE COMPANY

By:___/s/ Chris Busbee______________ Vice President

Address:

c/o Prudential Capital Group
2200 Ross Avenue
Suite 4200E
Dallas, Texas 75201
Attn: Managing Director
Telephone No.: (214) 720-6200
Telecopier No.: (214) 720-6299

            IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:	BROWN SHOE COMPANY, INC.

By: /s/ Andrew M. Rosen_______________
Name: Andrew M. Rosen
Title: Chief Financial Officer and Treasurer
8300 Maryland Avenue
P.O. Box 29
St. Louis, MO 63166
Telephone No.: (314) 854-4124
Telecopier No.: (314) 854-2152

GUARANTORS:	BROWN GROUP INTERNATIONAL, INC.
BROWN GROUP RETAIL, INC.
PAGODA TRADING COMPANY, INC.
SIDNEY RICH ASSOCIATES, INC.
CLAYTON LICENSE, INC.
BROWN SHOE COMPANY OF CANADA, LTD.

By: _/s/ Richard C. Schumacher_______
Name: Richard C. Schumacher
Title: Vice President for each of the foregoing
8300 Maryland Avenue
P.O. Box 29
St. Louis, MO 63166
Telephone No.: (314) 854-4124
Telecopier No.: (314) 854-2152

LENDERS:	BANK ONE, NA (Main Office Chicago), individually and as Administrative Agent

By: __/s/ John D. Runger________
Name: John D. Runger
Title: Senior Vice President
Bank One, NA
1 Bank One Plaza
Suite ILl1- 0086
Chicago, Illinois 60670
Attn: John D. Runger
Telephone No.: (312) 732-7101
Telecopier No.: (312) 732-1117

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By: __/s/ Kevin L. Handley______
Name: Kevin L. Handley
Title: Vice President
800 Market Street
St. Louis, MO 63101
Attn: Kevin L. Handley
Telephone No.: (314) 466-7726
Telecopier No.: (314) 466-6744

FIRST BANK

By: __/s/ Traci L. Dodson_______
Name: Traci L. Dodson
Title: Vice President
135 North Meramec
St. Louis, MO 63105
Attn: Traci L. Dodson
Telephone No.: (314) 854-5428
Telecopier No.: (314) 854-5454

FIRSTAR BANK N.A.

By: __/s/ Amanda Smith__________
Name: Amanda Smith
Title: Banking Officer
One Firstar Plaza
12th Floor
St. Louis, MO 63101
Attn: Amanda Smith
Telephone No.: (314) 418-3638
Telecopier No.: (314) 418-1963

LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By: __/s/ Kirk R. Fronckiewicz__
Name: Kirk R. Fronckiewicz
Title: Assistant Vice President
211 North Broadway
Suite 4050
St. Louis, MO 63102
Attn: Kirk R. Fronckiewicz
Telephone No.: (314) 613-1912
Telecopier No.: (314) 621-1612

SUNTRUST BANK

By: __/s/ Linda L. Dash_________
Name: Linda L. Dash
Title: Vice President
303 Peachtree Street, N.E.
Mail Code 1928, 3rd Floor
Atlanta, GA 30308
Attn: Linda L. Dash
Telephone No.: (404) 658-4923
Telecopier No.: (404) 658-4905

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By: __/s/ Padraig M. Rushe_____
Name: Padraig M. Rushe
Title: Director

By: __/s/ Louise Molloy_________
Name: Louise Molloy
Title: Manager
Bank of Ireland
La Touche House, 4th Floor
1FSC
Dublin 1, Ireland
Attn: Padraig M. Rushe
Telephone No.: 353-1-609-3545
Telecopier No.: 353-1-670-1496

UMB BANK, NATIONAL ASSOCIATION

By: __/s/ Robert D. Vieth_______
Name: Robert D. Vieth
Title: Executive Vice President
Commercial Loan Department
2 South Broadway
St. Louis, MO 63102
Attn: Mary Leopold-Amberg
Telephone No.: (314) 612-8290
Telecopier No.: (314) 612-8150